    As Filed with the Securities and Exchange Commission on October 13, 1998
                                                    Commission File No. 333-____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               ------------------

                             JAWS TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

                               603-7th Avenue S.W.
                                    Suite 550
                         Calgary, Alberta CANADA T2P 2T5
                                 (403) 508-5055
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

          Nevada                              7371                  98-0167013
(State or other jurisdiction    (Primary Standard Industrial     (I.R.S. Employer
incorporation or organization)   Classification Code Number)   Identification Number)

                               ------------------

                                ROBERT KUBBERNUS
                             CHIEF EXECUTIVE OFFICER
                             JAWS TECHNOLOGIES, INC.
                         603-7th Avenue S.W., Suite 380
                         Calgary, Alberta CANADA T2P 2T5
                                 (403) 508-5055
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

        Approximate Date of Commencement of Proposed Sale to the Public: As soon as possible after the Registration Statement is declared effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                           CALCULATION OF REGISTRATION FEE
=====================================================================================================================
        Title of Each                                  Proposed Maximum       Proposed Maximum
     Class of Securities             Amount To         Offering Price Per    Aggregate Offering         Amount of
      To Be Registered           Be Registered(1)         Security (2)              Price           Registration Fee
---------------------------------------------------------------------------------------------------------------------
Common Stock Underlying       25,000,000 Shares of
Bristol Asset Shares          Common Stock                     $0.28             $ 7,000,000           $2,372.88
---------------------------------------------------------------------------------------------------------------------
Common Stock Underlying       3,000,000 Shares of
Bristol Asset Warrants        Common Stock                     $0.28             $   840,000           $  284.75
---------------------------------------------------------------------------------------------------------------------
Common Stock Underlying TK
Convertible Debentures        12,000,000                       $0.28             $ 3,000,000           $1,016.95
---------------------------------------------------------------------------------------------------------------------
Common Stock Underlying TK
Warrants                      1,428,572                        $0.28             $   400,000           $  135.59
---------------------------------------------------------------------------------------------------------------------
TOTAL                         41,428,572 Shares                $0.28             $11,240,000           $3,810.17
=====================================================================================================================

(1)  Calculated pursuant to Rule 457(c) and (g).

(2) Based on the closing bid price of the Registrant's Common Stock on October 7, 1998, as quoted in The NASD OTC Bulletin Board.


        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

        THE INFORMATION IN THIS REGISTRATION STATEMENT IS NOT COMPLETE AND MAY BE CHANGED. THE COMPANY MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES EXCHANGE COMMISSION IS EFFECTIVE. THIS REGISTRATION STATEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             JAWS TECHNOLOGIES, INC.

                              CROSS REFERENCE SHEET


              ITEM NUMBER AND HEADING IN                                       LOCATION
           FORM SB-2 REGISTRATION STATEMENT                                  IN PROSPECTUS
           --------------------------------                                  -------------
1.    Front of the Registration Statement and Outside
      Front Cover Page of Prospectus..................  Not Applicable
2.    Inside Front and Outside Back Cover Pages of
      Prospectus......................................  Not Applicable
3.    Summary Information and Risk Factors............  Prospectus Summary; Risk Factors
4.    Use of Proceeds.................................  Use of Proceeds
5.    Determination of Offering Price.................  Not Applicable
6.    Dilution........................................  Not Applicable
7.    Selling Security Holders........................  Selling Security Holders
8.    Plan of Distribution............................  Plan of Distribution
9.    Legal Proceedings...............................  Business
10.   Directors, Executive Officers, Promoters and
      Control Persons.................................  Management; Certain Transactions; Risk Factors
11.   Security Ownership of Certain Beneficial Owners
      and Management..................................  Security Ownership of Certain Beneficial Owners and
                                                        Management
12.   Description of Securities.......................  Description of Securities
13.   Interest of Named Experts and Counsel...........  Not Applicable
14.   Disclosure of Commission Position on
      Indemnification for Securities Act Liabilities..  Not Applicable
15.   Organization Within Last Five Years.............  The Company; Business
16.   Description of Business.........................  Business; Prospectus Summary; Risk Factors;
                                                        Management's Discussion and Analysis
17.   Management's Discussion and Analysis or Plan
      of Operations...................................  Management's Discussion and Analysis
18.   Description of Property ........................  Business
19.   Certain Relationships and Related Transactions..  Certain Transactions
20.   Market for Common Equity and Related
      Stockholder Matters.............................  Market for Common Equity and Related Stockholder
                                                        Matters; Description of Securities
21.   Executive Compensation..........................  Management; Executive Compensation
22.   Financial Statements............................  Financial Statements
23.   Changes in and Disagreements With Accountants
      on Accounting and Financial Disclosure..........  Not Applicable


PROSPECTUS                                                      October 13, 1998

                             JAWS TECHNOLOGIES, INC.
   25,000,000 SHARES OF COMMON STOCK UNDERLYING BRISTOL ASSET RESERVED SHARES
       3,000,000 SHARES OF COMMON STOCK UNDERLYING BRISTOL ASSET WARRANTS
                  12,000,000 SHARES OF COMMON STOCK UNDERLYING
                    THOMSON KERNAGHAN CONVERTIBLE DEBENTURES
     1,428,572 SHARES OF COMMON STOCK UNDERLYING THOMSON KERNAGHAN WARRANTS


        This Prospectus relates to (i) 25,000,000 shares of Common Stock underlying a put option issued by Bristol Asset Management V LLC ("Bristol Asset") in Jaws Technologies, Inc., a Nevada corporation ("Jaws US" or the "Company") held by the Company; and (ii) 3,000,000 warrants to purchase 3,000,000 shares of Common Stock of the Company, issuable to Bristol Asset; and
(iii) 12,000,000 shares of Common Stock of Jaws US issuable upon the exercise of a 10% Convertible Debentures with a US $2,000,000 principal amount held by Thomson Kernaghan & Co. Ltd. ("TK") ("Convertible Debenture"); and (iv) 1,428,572 warrants (the "TK Warrants") to purchase 1,428,572 shares of Common Stock of Jaws US issued to TK. The securities issued to Bristol Asset and to TK were issued in Reg. S transactions by Jaws US on August 27, 1998 and September 25, 1998, respectively. See "Selling Security Holders".

        The Put Options granted by Bristol Asset and executed by the Company through a series of options allow the Company to issue 25,000,000 shares of the Company's Common Stock in consideration of up to $7,000,000 at a price per share equal to 77% of the lowest sale price during the twenty-day period immediately prior to the purchase. The 3,000,000 warrants issuable to Bristol Asset are at an exercise price equal to ninety-four percent (94%) of the average closing bid price as of the date of issuance of the warrant. The Convertible Debenture issued allows TK to convert to shares of Common Stock of Jaws US at a conversion price equal to the lesser of seventy-eight percent (78%) of the average closing bid price on the OTC Bulletin Board for the Jaws US shares of Common Stock in the three trading days prior to (i) the date of notice of conversion, which must be on or before October 31, 2001 or (ii) the initial closing date of September 25, 1998 (the "TK Initial Closing Date"). The 1,428,572 warrants issued to TK are at an exercise price per share equal to the average closing bidding price of the Common Stock for the three trading days preceding the closing date expiring October 31, 2001.

        Bristol Asset and Thomson Kernaghan & Co., Ltd. (collectively, the "Selling Security Holders") may be deemed underwriters within the meaning of the 1933 Act, with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation.

        In the event all the warrants, put options and Convertible Debenture features are exercised, the Company will receive gross proceeds up to $11,240,000. See "Selling Security Holders", "Plan of Distribution" and "Use of Proceeds". The Company will pay all of the expenses of this prospectus estimated at approximately $50,000.

        Jaws US' Common Stock is traded on the NASD OTC Bulletin Board under the Symbol, JAWZ, and last traded at $0.28 on October 7, 1998.

        THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. FOR INFORMATION REGARDING CERTAIN RISKS RELATING TO THE COMPANY, SEE "RISK FACTORS" ON PAGES 9-12.

                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              AVAILABLE INFORMATION


        The Company has filed a registration statement with the Commission under the Securities Act with respect to the Securities registered hereby. This Prospectus omits certain information contained in said registration statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to the registration statement, including the exhibits thereto. Statements contained herein concerning the contents of any contract or any other document are not necessarily complete, and in each instance, reference is made to such contract or other document filed with the Commission as an exhibit to the registration statement, or otherwise, each such statement being qualified in all respects by such reference. The registration statement, including exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates and at the Commission's web site.

                               PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in or incorporated by reference into this Prospectus. The statements which are not historical facts contained in this Prospectus are forward-looking statements that include risks and uncertainties, including those described under "Risk Factors". Except where otherwise indicated, all share and per share data and information included in this Prospectus relating to the number of shares of Common Stock assumes no exercise of (i) the Bristol Asset Warrants, (ii) the TK Warrants; (iii) the Bristol Asset Reserved Shares; or (iv) the options available for grant under the Company's 1998 Incentive Stock Option Plan. Unless the context otherwise requires, all share information in this Prospectus gives effect to an increase in the share capital to be effected immediately prior to Closing.


                                   THE COMPANY

GENERAL

        Jaws US is a Nevada corporation which owns a 100% interest in Jaws Technologies, Inc., a company registered in Alberta, Canada located in Calgary, Alberta ("Jaws Canada"). Jaws Canada has developed proprietary software encompassing encryption algorithms which are used to secure binary data in various forms, including streaming or block based data.

        Currently, Jaws Canada's software technology is capable of encrypting to a bit level of 4,096. Jaws Canada software operates under Windows 3.1, Windows 95, Windows 98, and Windows NT. Other platforms are currently under development.

        The programming of Jaws Canada software has been in development for approximately 15 years. Commercialization of Jaws Canada's first product JAWS L5 DATA ENCRYPTION SOFTWARE, began in May 1998. The program has been tested and validated through a number of engineering sources for its programming efficiency, structure and strengths.

        Numerous markets exist for the Jaws Canada software. Management believes that Value Added Resellers (VAR) entail a significant potential market for Jaws Canada products. Such external software developers can use the Jaws Canada software as a utility embedded in their product to augment or enhance their particular product offering. Accounting software programs, database developments, E-mail programs and communication software are all potential channels for Jaws Canada software. Additional potential customers include the Smart Card industry, hand-held computing devices, telecommunications and access control devices. The product is implemented as a software utility to provide security enhancements to existing product offerings by other manufacturers. Direct sales channels include product offerings to Internet service providers
(ISP), data warehouses, corporate networks and personal computer users.

        Jaws US has entered into an investment agreement with Bristol Asset Management V LLC ("Bristol Asset") dated August 27, 1998 pursuant to which Bristol Asset has granted to the Company the right to require Bristol Asset to purchase up to $7,000,000 in Common Stock of the Company, subject to conditions, at a price equal to seventy-seven percent (77%) of the lowest sale price during the ten day period immediately prior to the purchase. Bristol Asset also received warrants to purchase up to 3,000,000 shares at $0.28 per share.

        Jaws US has also entered into a Debenture Acquisition Agreement dated September 25, 1998 with Thomson Kernaghan & Co., Ltd. an Ontario corporation ("TK"). Pursuant to this agreement TK has purchased from Jaws up to $2,000,000 of a 10% Convertible Debenture and $400,000 in warrants.

        The Company's executive offices are located at 603-7th Avenue, S.W., Suite 550, Calgary, Alberta, Canada T2P-2T5 and its telephone number is (403) 508-5055.

                                  THE OFFERING


Common Stock Offered Hereby.................... 41,428,572 shares

Common Stock Outstanding as of
    September 1, 1998.......................... 8,700,000 shares

Common Stock Outstanding after
    the Offering............................... 50,128,572 shares

Use of Proceeds................................ For the product development, expansion of sales and marketing and working capital.  See "Use of Proceeds."

Risk Factors................................... An investment in the Common Stock involves a high degree of risk and immediate substantial dilution.  See "Risk
                                                Factors" and "Dilution".

NASD OTC Bulletin Board Symbol................. JAWZ


                             SUMMARY FINANCIAL DATA

                        CONSOLIDATED FINANCIAL STATEMENTS

        The summary financial data in the table are derived from the audited consolidated financial statements and related notes thereto of Jaws US. The data should be read in conjunction with the consolidated financial statements and the related notes contained elsewhere herein.


             SUMMARY OF SELECTED CONSOLIDATED FINANCIAL INFORMATION


                                      Six month period ended           January 27, 1997 through
                                           June 30, 1998                   December 31, 1997
                                   ---------------------------------------------------------------
Results of operations
---------------------
Revenue                                     $    1,938                        $      --
Expenses                                    $1,593,871                        $ 136,854
Net loss for the period                     $1,591,933                        $ 136,854

Financial position
------------------
Current assets                              $  158,800                        $   7,611
Working capital (Deficiency)                $   (9,983)                       $ (25,365)
Total assets                                $  237,093                        $   9,931
Total liabilities                           $  184,948                        $ 111,135
Stockholder's equity (Deficiency)           $   52,145                        $(101,204)

                           FORWARD-LOOKING STATEMENTS

        When included in this Prospectus, the words "expects," "intends,""anticipates," "plans," "projects" and "estimates," and analogous or similar expressions are intended to identify forward-looking statements. Such statements, which include statements contained in "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements. For a discussion of certain of such risks, see "Risk Factors." These forward-looking statements speak only as of the date of this Prospectus. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                                  RISK FACTORS

        AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THE PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE MAKING AN INVESTMENT. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF THE COMPANY'S PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED BELOW, AS WELL AS THOSE DISCUSSED ELSEWHERE HEREIN.

RISKS CONCERNING JAWS US

        Solvency of the Company. The Company has incurred significant losses since its establishment in 1997. The Company may require additional financing, above and beyond the Bristol Asset shares and the TK financing detailed herein, in order to carry on its business. There can be no assurance that such financing will be available or, if available, will be upon terms satisfactory to Jaws.

        Dividends and Cash Flow. The Company has a limited history and currently does not have an operating business. The Company has no present intention to pay dividends to the holders of its Jaws US Common Shares.

        Tradename. A number of U.S. international companies currently use all or a portion of the name "Jaws" in connection with products or services in similar industries as that engaged in by the Company. While the Company is attempting to qualify under a trademark its name throughout the U.S. and Canada, significant issues may be present as to the ability to widely use the name in connection with the products or services to be rendered by the Company.

        Intellectual Property and Proprietary Rights. The Company attempts to protect its proprietary rights in the Company's software by utilizing copyright, trademark, and trade secrets laws, employee and third party non-disclosure/confidentiality agreements, and other methods of protection common in the industry. Despite any precautions that may be taken by the Company, it may be possible for an unauthorized third party to copy or reverse-engineer certain portions of the Company's software or to obtain and use information that the Company regards as proprietary. The Company does not presently own any patents, patent applications, copyright registrations, or registered trademarks, but is in the process of preparing a U.S. patent application. The Company licenses the source code for its software to some customers to enable them to customize the software to meet particular requirements. Although the Company's source code license contains confidentiality and nondisclosure provisions, there can be no assurance that such customers will take adequate precautions to protect the source code. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. There can be no assurance that the mechanisms used by the Company to protect its software will be adequate or that the Company's competition will not independently develop software products that are substantially equivalent or superior to the Company's software products. As the number of software products in the industry increases and the functionality of these products further overlaps, the Company believes that software programs could become increasingly the subject of infringement claims. See "Business -- Intellectual Property."

        Limitation of Liability of Directors. As permitted by the Nevada General Corporation Law, the Company's Articles of Incorporation, as amended, eliminate, with certain exceptions, the personal liability of its directors to the Company and its shareholders for monetary damages as a result of a breach of fiduciary duty. Such a provision makes it more difficult to assert a claim and obtain damages from a director in the event of a breach of his fiduciary duty. The Nevada General Corporation Law provides that a corporation has the power to (i) indemnify directors, officers, employees and agents of the corporation against judgments, fines and amounts paid in settlement in connection with suits, actions and proceedings and against certain expenses incurred by such parties if specified standards of conduct are met; and (ii) purchase and maintain insurance on behalf of any of the foregoing parties against liabilities incurred by such parties in the foregoing capacities. The Bylaws of the Company provide for indemnification of its officers and directors against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they are made parties by reason of being or having been officers or directors of the Company; except in relation to matters as to which any such director or officer is adjudged in such action, suit or proceeding to be liable for gross negligence or willful misconduct in the performance of duty. However, such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or otherwise.

        Dependence on Key Personnel. The success of the Company depends to a significant extent upon the performance of its key officers, the loss of one or more of whom could have a material adverse effect on the Company. The Company believes that its future success also will depend in large part upon its ability to attract and retain highly skilled managerial, technical and sales and marketing personnel, who are in demand. There can be no assurance that the Company will be successful in attracting and retaining such personnel.

        Risks Related to Possible Acquisitions. The Company may expand its operations through the acquisition of additional businesses. There can be no assurance that the Company will be able to identify, acquire or profitably manage additional businesses or successfully integrate any acquired businesses into the Company without substantial expenses, delays or other operational or financial problems. Further, acquisitions may involve a number of special risks or effects, including diversion of management's attention, failure to retain key acquired personnel, unanticipated events or circumstances, legal liabilities and amortization of acquired intangible assets and other one-time or ongoing acquisition related expenses, some or all of which could have a material adverse effect on the Company's business, operating results and financial condition. Client satisfaction or performance problems of a single acquired firm could have a material adverse impact on the reputation of the Company as a whole. In addition, there can be no assurance that the acquired businesses, if any, will achieve anticipated revenues and earnings. The failure of the Company to arrange its acquisition strategy successfully could have a material adverse effect upon the Company's business, operating results and financial condition.

        Although the Company's products have never been the subject of infringement claims, there can be no assurance that third parties will not assert infringement claims against the Company in the future or that any such assertion will not require the Company to enter into royalty arrangements or result in costly litigation and liability.

        Year 2000 Compliance Risk. The Company believes that its principal software products are Year 2000 compliant. However, because the Company's products are designed to work with other software products developed and sold by third parties, any failure of these third party software products to be Year 2000 compliant could result in the failure of the Company's software products to effectively operate. Any such failure could harm the Company's reputation in the market and could have an adverse effect on sales of the Company's products and its financial performance.

RISKS CONCERNING JAWS CANADA

        Creditworthiness of Clients. The value of Jaws Canada's computer equipment, software, and intellectual property thereto may depend on the credit and financial stability of Jaws Canada's customers. Jaws Canada's projected income would be adversely affected if a significant number of customers were unable to meet their obligations to Jaws Canada or if Jaws Canada were unable to continue to collect its accounts receivables. In the event of default by customers, Jaws Canada may experience delays in enforcing its rights as a vendor and may incur substantial costs in protecting its investment.

        Start-Up Company. The business of Jaws Canada should be considered highly speculative due to its present stage of development. Jaws Canada does not have a history of earnings nor has it sufficiently diversified such that it can mitigate the risks associated with its planned activities. Jaws Canada has limited cash and other assets and a limited business history. Security holders must rely solely upon the ability, expertise, judgement, discretion, integrity and good faith of the Company's management in all aspects of the development and implementation of Jaws Canada's business strategy.

        Competition. The market for IT services is very competitive. There are a large number of competitors and it is a rapidly changing environment. Primary competitors include participants from a variety of market segments, including "Big Five" accounting firms, systems consulting and implementation firms, application software firms, service groups of computer equipment companies, facilities management companies, general management consulting firms and programming companies. Many of these competitors have significantly greater financial, technical and marketing resources and greater name recognition than Jaws Canada. In addition, Jaws Canada competes with its client's internal resources, particularly where these resources represent a fixed cost to the client. Such competition may impose additional pricing pressures on Jaws Canada. There can be no assurances that Jaws Canada will compete successfully with its existing competitors or with any new competitors.

        Rapid Technological Change; Dependence on New Solutions. Jaws Canada's success will depend in part on its ability to develop IT solutions that keep pace with continuing changes in IT, evolving industry standards and changing client preferences. There can be no assurance that Jaws Canada will be successful in adequately addressing these developments on a timely basis or that, if these developments are addressed, Jaws Canada will be successful in the marketplace. In addition, there can be no assurance that products or technologies developed by others will not render Jaws Canada's services uncompetitive or obsolete. Jaws Canada's failure to address these developments could have a material adverse effect on Jaws Canada's business, operating results and financial conditions.

        Attraction and Retention of Employees. Jaws Canada's business involves the delivery of professional services and is labor-intensive. Jaws Canada's success depends in large part upon its ability to attract, develop, motivate and retain highly skilled technical employees. Qualified technical employees are in great demand and are likely to remain a limited resource for the foreseeable future. There can be no assurance that Jaws Canada will be able to attract and retain sufficient numbers of highly skilled technical employees in the future. Jaws Canada has historically experienced turnover rates which it believes are consistent with industry norms. An increase in this rate could have a material adverse effect on Jaws Canada's business, operating results and financial condition, including its ability to secure and complete engagements.

        Dividends. Since incorporation, Jaws Canada has not paid any dividends on its outstanding Jaws Canada Common Shares and has no present intention to pay dividends thereon.

RISKS CONCERNING THE SECURITIES OF JAWS US

        Limited Trading History of Jaws US Common Shares; Stock Price Volatility. Between February 1, 1998 and October 7, 1998, the closing sale price for the Company's stock has ranged from $.28 per share to $1.28 per share. The market price of the Company's Common Stock could continue to fluctuate substantially due to a variety of factors, including quarterly fluctuations in results of operations, adverse circumstances affecting the introduction of market acceptance of new products and services offered by the Company, announcements of new products and services by competitors, changes in the information technology ("IT") environment, changes in earnings estimates by analysts, changes in accounting principles, sales of Jaws US Common Shares by existing holders, loss of key personnel and other factors.

        The market price for the Jaws US Common Shares may also be affected by the Company's ability to meet analysts' expectations, and any failure to meet such expectations, even if minor, could have a material adverse effect on the market price of Jaws US Common Shares.

        In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Any such litigation instigated against the Company could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect upon the Company's business, operating results and financial condition.

        Possible Volatility of Securities Prices. The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of any particular company. The market prices of the securities of many publicly-traded companies in the computer industry have in the past been and can be expected in the future to be especially volatile. Factors such as the Company's operating results, announcements by the Company or its competitors concerning technological innovations, new products or systems may have a significant impact on the market price of the Company's securities.

        Risks of Low-Priced or Penny Stock. The Common Stock of the Company is traded on the NASD OTC Bulletin Board. As such it is subject to Rule 15(g)-(9) under the 1934 Act such Rule adversely effects the ability of purchasers in this Offering to sell of the securities acquire hereby in the secondary market.

        Rule 15g-9 requires additional disclosure, relating to the market for penny stocks, in connection with trades in any stock defined as a penny stock. The Commission defines a penny stock to be any equity security that has a market price of less than $5.00 per share (exclusive of commissions), subject to certain exceptions. Such exceptions include any equity security listed on Nasdaq and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exemption is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

        In addition, trading in the Common Stock would be covered by Rules 15g-1 through 15g-6 trading in the Common Stock would be covered by Rules 15g-1 through 15g-6 under the 1934 Act for non-Nasdaq and non-exchange listed securities. Under such rules, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities also are exempt from these rules if the market price is at least $5.00 per share.

        Although the Company's securities are, as of the date of this Prospectus, outside the definitional scope of penny stocks as they are listed on Nasdaq, in the event the Company's securities were subsequently to become characterized as penny stocks, the market liquidity for the Company's securities could be severely affected. In such an event, the regulations on penny stocks could limit the ability of broker/dealers to sell the Company's securities and thus the ability of purchasers of the Company's securities to sell their securities in the secondary market.

        No Dividends Anticipated on Common Stock. The Company has not paid any dividends on its Common Stock to date. The Company does not currently intend to declare or pay any dividends on its Common Stock in the foreseeable future, but plans to retain earnings, if any, for development and expansion of its business operations.

        Current Prospectus and State Registration Required to Exercise Warrants. The purchasers of the Warrants will only be able to exercise the Warrants if:
(i) a current Registration Statement under the 1933 Act relating to the Common Stock is qualified for sale or exempt from qualification under the 1933 Act and;
(ii) such Common Stock is qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of the Warrants reside. Although the Company will use its best efforts to maintain the effectiveness of the current Registration Statement covering the Common Stock issuable upon the exercise of the Warrants, there can be no assurance the Company will be able to continue to do so. The value of the Warrants may be greatly reduced if a current Registration Statement covering the Common Stock issuable upon the exercise of the Warrants is not kept effective or if such Common Stock is not qualified or exempt from qualification in the states in which the holders of the Warrants reside.

                                 USE OF PROCEEDS

        It is currently anticipated that the net proceeds from the exercise of the put options and the 10% Convertible Debenture and all underlying warrants will be added to the general funds of the Company and used for working capital and other general corporate purposes. To date, only $200,000 of proceeds is assured and additional financing may not occur. The Company will pay all the expenses of this Prospectus, estimated to be approximately $50,000.

        The foregoing represents the Company's best estimates of its application of the net proceeds of this Offering based upon present plans and current business conditions. Unforeseen events, changed business conditions and a number of other factors that are beyond the control of the Company, could necessitate changes in the application of net proceeds. The Company reserves the right to reallocate the net proceeds of this Offering among the various uses described above or for such other purposes as it, in its sole discretion, deems necessary or desirable. In the event that the Company changes the use of proceeds of this Offering, the Company may require immediate additional debt or equity financing to meets its business plan. If the need should arise, there can be no assurance that any such financing would be available on terms that are favorable to the Company, if at all.

        The Company may use a portion of the net proceeds to acquire businesses, products or technologies complementary to the Company's current business. The Company has no present commitments or agreements and is not currently involved in any negotiations with respect to any such acquisitions. The Company has not determined the amounts it plans to expend on each of such uses or the timing of such expenditures. The amounts actually expended for each such use, if any, are at the discretion of the Company and may vary significantly depending upon a number of factors, including future revenue growth and the amount of cash generated by the Company's operations.


                                 DIVIDEND POLICY

        The Company has not paid any dividends since its inception and has no current plans to pay dividends on the Common Stock in the foreseeable future. The Company intends to reinvest future earnings, if any, in the development and expansion of its business. Any future determination to pay dividends will depend upon the Company's results of operations, financial condition and capital requirements and such other factors deemed relevant by the Company's Board of Directors.

     MARKET FOR THE COMPANY'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

        The Common Stock of the Company commenced quotation on the OTC Bulletin Board under the symbol "JAWZ" in late 1997. Until the third quarter of 1997 no substantial public trading market had developed for the Common Stock of Jaws.

                      NASD OTC Bulletin Board  ......     Symbols
                             Common Stock ...........     JAWZ

        The Company has not paid any dividends on its Common Stock since its inception and has no current plans to pay dividends on the Common Stock in the foreseeable future. In addition, the Company's ability to pay cash dividends is restricted by the Company's current credit facilities, and future borrowings may contain similar restrictions. The Company intends to reinvest future earnings, if any, in the development and expansion of its business. Any future determination to pay dividends on the Common Stock will depend upon the Company's results of operations, financial condition and capital requirements and such other factors deemed relevant by the Company's Board of Directors.

        The closing price of the Common Stock of the Company as reported on the NASD OTC Bulletin Board Issues on October 7, 1998, by brokers making a market, was $.28.

        Jaws US' Common Stock is traded on the NASDAQ OTC Bulletin Board under the symbol JAWZ. The following table summarizes the trading activity of Jaws from February 1998.

----------------------------------------------------------------------------------
                               Price Range         Trading Volume     Share Value
                                                                         NOTE 1
----------------------------------------------------------------------------------
                                  High       Low
February, 1998                    1.00       0.59       333,800       $  196,942
March, 1998                       1.06       0.88       693,200       $  709,420
April, 1998                       1.22       0.94     2,480,000       $2,596,312
May, 1998                         0.88       0.75       869,700       $  685,498
June, 1998                        0.85       0.55     1,740,000       $1,278,900
July 6-10, 1998                   0.64       0.48       274,500       $  175,680
July 13-17, 1998                  0.51       0.58       289,700       $  168,026
July 20-31, 1998                  0.76       0.47     1,993,900       $1,345,883
August 3-7, 1998                  0.78       0.66       344,500       $  248,040
August 10-14, 1998                0.68       0.54       887,100       $  518,066
August 17-21, 1998                0.60       0.54       475,400       $  274,781
August 24-31, 1998                0.56       0.35       575,900       $  264,914

Totals                                               10,957,700       $8,455,462

----------------------------------------------------------------------------------

Note 1) Calculated by multiplying the average daily price reported by Bloomberg by the daily volume. This is only an estimate of the true share values traded. This method would tend to overstate the true share value.

        On October 7, 1998 the high and low prices of the Company's Common Stock were $.30 and $.27 per share, respectively. As of October 7, 1998 there were approximately 45 holders of record of Jaws US Common Stock.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


OVERVIEW

        Jaws Canada develops software encompassing encryption algorithms to be used to secure binary data in various forms. Since the commencement of operations in October of 1997 and through the present, the Company and Jaws Canada have been in a development stage. During this period, the Company has been and is engaged primarily in recruiting personnel, establishing a corporate headquarters, developing software and licensing software from external developers for integration in Jaws Canada proprietary software.

        The Company's internal product development costs incurred prior to establishing technological feasibility are expensed in accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." In accordance with SFAS No. 86, the Company capitalizes product development costs subsequent to establishing technological feasibility and amortizes previously capitalized product development costs by using: (i) the revenue curve method; or (ii) the straight-line method over the estimated economic life of the product, which typically ranges from six months to two years.

        The Company has experienced significant losses since its inception, resulting primarily from overhead and other costs incurred in the development and growth of the Company. Moreover, the Company expects to incur substantial up-front expenditures and operating costs in connection with the expansion of its marketing efforts, which may result in significant losses for the foreseeable future. There can be no assurance that the Company will be able to successfully implement its growth and business strategies, that its revenues will continue to increase in the future or that it will be able to achieve or sustain profitable operations.

COMPARATIVE AMOUNTS

        Jaws US was incorporated on January 27, 1997 but did not commence operations until July, 1997. Accordingly, the following discussion and analysis compares the financial position of the Company as at June 30, 1998 with that as at December 31, 1997, and compares the results of operations for the six months ended June 30, 1998 with those for the fiscal period ended December 31, 1997.

RESULTS OF OPERATIONS

        Six Months Ended June 30, 1998 compared to fiscal period ended December 31, 1997

        The Company did not earn any revenues during 1997 since it was in the initial stages of development and startup. Revenues earned during the six months ended June 30, 1998 in the amount of $1,938 consisted entirely of interest earned on excess funds invested in term deposits. Although substantial sales and marketing efforts were undertaken during this period, sales contracts are not booked as revenue until actually realized. Management believes that sales for the next period will positively reflect these efforts.

        Expenses in all categories have increased significantly as a result of establishment of operations and moving toward commercialization stage. These include expenses related to the preparation of various marketing and sales documents and materials, requirements for office space, supplies and stationery, and related costs. The significant increase in consulting expenses reflects the Company's decision to obtain various marketing, promotion, financial and general business assistance and expertise on a contract basis for the immediate term. Management anticipates that all its operating, and general and administrative expenses will continue to rise as the operation grows its markets and sales opportunities.

        The loss from operations includes a one time write-off of the Company's acquired software development costs. The Company's policy of expensing software development costs as incurred until technological feasibility has been established, is consistent with generally accepted accounting principles; however, the write-off of $909,003 is a non-cash item and therefore did not result in any cash flow hardship for the company.

        Management believes that expenses will continue to increase and revenues for the next period will not be sufficient to support the expenses. Management will continue to require equity investment for the next period to support these losses, with the gap between revenue and expenses lessening slightly.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

        Net cash used in operating activities was $420,204 for the six month period ended June 30, 1998 compared to $110,798 for the fiscal period ended December 31, 1997, as a result of the increased expenses incurred as noted above. Although the Company's working capital deficiency of $9,983 as at June 30, 1998 improved from the deficiency of $25,365 at December 31, 1997, management believes the negative working capital position must be addressed in the next period and is working towards arranging the appropriate equity investments to maintain reasonable levels of working capital.

        Cash on hand at June 30, 1998 increased to $139,958 from $111 at December 31, 1997 primarily as a result of a series of stock issuances. A net amount of $754,686 was raised during the six months ended June 30, 1998 (compared to only $35,650 during 1997) and was deployed primarily to fund working capital requirements, with a balance remaining of $139,958 at June 30, 1998. In addition, the Company repaid stockholder loans in the amount of $116,000 during this period, and acquired approximately $80,000 of fixed assets as part of building the necessary infrastructure and systems needed to support the additional staff hired during the period. Management estimates that for each new position created in the Company, approximately $7,200 will be expended in infrastructure costs (i.e. furniture, software licensing, technology and general office and stationery requirements).

        Prepaid expenses, consisting of premises deposits and legal fee retainers increased from $7,500 at December 31, 1997 to $18,842 at June 30, 1998. The decrease in organizational costs from December 31, 1997 to June 30, 1998 reflects the amortization of these costs over a 60 month period.

        Accounts payable have increase dramatically from $32,976 at December 31, 1997 to $168,783 at June 30, 1998 as a result of the efforts expended to commercialize the products and services offered by the company. The Company has moved from research and development to full commercialization during this reporting period and an increase in this category was anticipated as a result of the increased activity. Management also believes that this trend will continue until cash flow from sales are realized allowing the company to reduce the trade accounts in a more timely fashion.

        The Company has not established any lines of credit out side of trade accounts, and will not be in a position to negotiate any lines of credit until sales contracts have been validated and matured. The Company has not used any debt instruments to date due to its early stage of operations.

FLUCTUATIONS IN OPERATING RESULTS

        The Company's quarterly operating results have fluctuated significantly in the past and will likely fluctuate significantly in the future depending on a variety of factors, several of which are not in the Company's control. Such factors include the demand for the Company's products and the products of its competitors, development and promotional expenses related to the introduction of products or enhancements, the degree of market acceptance for the Company's products and enhancements, the timing of orders from significant customers, delays in shipment, the level of price competition, changes in computing platforms, the nature and magnitude of product returns, order cancellations, software defects and other quality problems, the length of product life cycles, the percentage of the Company's sales related to international sales and changes in personnel. Based on the foregoing, the Company believes that period to period comparisons of operating results should not be relied upon as indicative of future results.

YEAR 2000 COMPLIANCE AND COSTS

        As has been widely reported, there is worldwide concern that Year 2000 technology problems may materially and adversely impact a variety of businesses, local, national and global economies. The Company, in response to this effort, has commenced a process of identifying operating and application software systems that will be impacted by the Year 2000. The Company's preliminary analysis indicates that the Company will require enhancement of software in older systems, as well as updating and enhancing various accounting and other systems. The Company believes that it will complete upgrades of its operating and application software systems prior to the Year 2000, although competition for goods and services relating to such upgrades, including computer equipment and installation expertise, may cause delays in implementation. The Company currently anticipates that the cost to the Company of such software enhancements, including installation costs and related expenses, will total approximately $50,000 to $100,000, which will be funded out of the working capital of the Company. This expense is not anticipated to be material to the Company's financial position or future results of operations, although there can be no assurance that presently unforeseen computer programming difficulties will arise.

        The Company has not conducted a systematic evaluation of the Year 2000 compliance of its vendors and customers. As a result, it is possible that the Company's future performance may be adversely impacted by payment and financial difficulties experienced by customers, and by shipping, fulfillment and accounting difficulties experienced by vendors. The Company believes that it has sufficient resources, including cash reserves and inventory supplies, to maintain operations during delays in payments or supplies of inventories. However, the Company is aware that extended difficulties by larger vendors or customers may have a significant impact; however, it is unable, at this time, to anticipate the extent of any such impact, were it to occur.


RECENT ACCOUNTING PRONOUNCEMENTS

        The Company adopted Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" ("SFAS No. 130"), which establishes new guidance for the reporting and display of comprehensive income and its components. The Company believes the adoption of SFAS No. 130 will have no impact on the Company's net income or stockholders' equity.

        In July 1997, the FASB issued Statement #131, "Disclosures about Segments of an Enterprise and Related Information." This Statement expands certain reporting and disclosure requirements for segments from current standards. In February 1998, the FASB issued Statement #132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This Statement revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. The Company is not required to adopt these Statements until December 1998 and does not expect the adoption of these standards to result in material changes to previously reported amounts.

        In June 1998, the FASB issued Statement #133, "Accounting for Derivative Instruments and Hedging Activities." The Statement establishes accounting and reporting standards requiring that all derivative instruments (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The accounting provisions for qualifying hedges allow a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that the Company must formally document, designate, and assess the effectiveness of transactions that qualify for hedge accounting. The Company is not required to adopt this Statement until January 2000. The Company has not determined its method or timing of adopting this Statement or the impact on its financial statements. However, when adopted, this Statement could increase volatility in reported earnings and other comprehensive income of the Company.

                                    BUSINESS


        Jaws US is a Nevada corporation which owns a 100% interest of Jaws Technologies, Inc. a corporation formed under the laws of the Province of Alberta, Canada ("Jaws Canada"). Jaws Canada has offices in Alberta, Canada and develops encryption proprietary software encompassing encryption algorithms which are used to secure binary data in various forms, including streamlining or block based data. Jaws US was incorporated as a Nevada corporation on January 27, 1997 under the name E-Biz Solutions Inc. On March 27, 1998, the Company changed its name to Jaws Technologies, Inc.

        Jaws Canada develops software encompassing encryption algorithms used to secure binary data on various forms, including streaming and blocked based data. Currently, Jaws Canada's software technology is capable of encrypting to a bit level of 4,096. Jaws Canada software operates under Windows 3.1, Windows 95, Windows 98, and Windows NT. Other platforms are currently under development.

        The programming of Jaws Canada software has been in development for approximately 15 years. Commercialization of Jaws' first product, JAWS L5 DATA ENCRYPTION SOFTWARE, began in May 1998. The program has been tested and validated through a number of engineering sources for its programming efficiency, structure and strengths.

        Numerous markets exist for the Jaws Canada software. Management believes that Value Added Resellers (VAR) entail a significant potential market for Jaws Canada products. Such external software developers can use the Jaws software as a utility embedded in their product to augment or enhance their particular product offering. Accounting software programs, database developments, e-mail programs and communication software are all potential channels for Jaws software. Additional potential customers include the Smart Card industry, hand-held computing devices, telecommunications and access control devices. The product is implemented as a software utility to provide security enhancements to existing product offerings by other manufacturers. Direct sales channels include product offerings to Internet service providers (ISP), data warehouses, corporate networks and personal computer users.

Services

        The Company's efforts to remain competitive in the marketplace include providing customers with professional services such as security audit practices, security business plan development (including security policy development), implementation practices and re-audit or validation processes. The Company has developed its services around the premise of full information security solutions. This means professional services followed by strong product offerings to maintain the best possible solution for the given client. The Company believes that the marketplace is not geographically restricted, size restricted, or sector specific. The Company's professional services can be offered to government agencies, military agencies, small corporations, large corporations, financial institutions, industrial clientele and foreign entities.

        The Company's security audit technology is sold to customers and used by customers so that they may understand the full magnitude and risks inherent with their current systems information technology ("IT"). This is achieved through a number of practices including intrusion testing, penetration testing, site mapping and systems testing with specialized software. Once the Company fully understands the risk revealed in the audit, its customer-specific business plan for IT securities can be developed. At the option of the client, the Company can then integrate the appropriate software and products to meet customer needs. The cost analysis associated with such implementation and products is a critical planning path. This ensures that the customer meets its objectives, and provides policy guideline development to ensure that the Company, and the customer, understand the necessary uses of security. The business plan generally includes a cost analysis to ensure the customer understands the true cost of security in relationship to its risk, a critical path schedule to ensure the customer meets its objectives and policy guidelines development to ensure employees of the Company fully understand the security elements. Finally, the Company provides training for the customers' staff to ensure that its employees adopt the corporate culture established by the business plan.

        The Company also offers re-auditing practices to assist the customer in maintaining its security policies. The re-audit is much like a report card for the customer to ensure that it is maintaining the policies and procedures underlying the Jaws Canada software.

        The security service division of the Company believes that in order to provide satisfactory solutions for its customers, product offerings must include those of competitors, and in most cases, suppliers of security software, hardware and firmware. This is achieved through standard licensing contracts with other security product vendors such as Network Associates, and providers of intrusion detection products, and other security products.

Information Security Marketplace

        The Company believes that the marketplace for encryption software is virtually unrestricted by size and geography. With the ongoing drive of the computer industry toward open computing, enormous security risks have been revealed. Corporations, government, institutions and foreign entities are all faced with security questions, and as these organizations grow, their network security will constantly be faced with new challenges. The information industry in the last ten years has changed from information gathering and information warehousing, to information sharing. Such information sharing is growing exponentially, with security being the first component of any solid information system, whether it is internal or external. More and more, corporations are finding that their information is their asset and such proprietary information whether it is market intelligence, corporate planning, corporate development, or client information, must at all costs remain secure within the organization while at the same time, be available to strategic partners, employees and management. The only way to ensure maximum use of all information gathered and deployed is through security.

        According to San Jose, CA, based Data Quest, IT services now make up 37.5% of all IT spending. Computer sales represent 28.8%, software 14.3% and telecommunication equipment 9.3%. Approximately $262 billion were spent on IT services in 1996 and it is anticipated that users will spend approximately $413 billion in the year 2000. A portion of this enormous IT budget for the year 2000 will include a significant amount towards system security.


COMPETITION

Products

        A number of companies have developed various security products ranging from encryption software to firewalls to intrusion detection software or hardware solutions. No one particular product in the marketplace controls market share. Two distinctive competitors, RSA and PGP (Network Associates) have led in the sale of encryption software. The Company believes that this lead is a result of being first to the marketplace and commercializing a product specific to individual users rather than government agencies. With only two strong competitors in the marketplace, the Company believes that there is room for additional products, specifically those products that provide stronger, faster, and easier to use solutions for the consumer.

        An added enhancement of the opportunity for new players in the marketplace is the typical customer's unwillingness to turn over all security to a specific product or corporation. Jaws US engages in market study and competitive study research to ensure that the Company remains aware of other competing product development. Although other products have entered the marketplace, due to the size of the market plus the constantly changing atmosphere, the Company believes it can penetrate the market with its products. The Company also believes that healthy competition has aided in the development of the marketplace through customer awareness that information security is critical.

Services

        Information auditing services, security business planning, implementation, and security management are relatively new industries, as such, very few large size competitors exist and only small firms are providing the services at this time. The growth is anticipated to be exponential over the next number of years. The Company is positioning itself to be one of the dominant market players in these areas of professional services. It will achieve this through both internal growth, and external growth through acquisitions. The Company is aggressively pursuing a number of the small operators in this field in order to maintain its high sales expectations.

BUSINESS STRATEGY

        The blend of both product and services offered by Jaws US is the Company's strategy for ensuring that it is well positioned in the customer's mind as being the number one source for information security solutions. The Company has developed specific business processes and marketing strategies that will ensure that it meets and exceeds the market expectations. Reaching the marketplace is achieved through conventional marketing tactics but also through educational processes, such as seminar delivery through accounting and legal firms to their client base, value added reselling programs and a strong channel marketing strategy. The Company believes it can grow its practices, deliver services and products in a cost-effective manner, but yet be able to handle superior volumes through exceptional business processes developed by the Company.

Customer Support

        The Company provides a high degree of initial and continuing customer service, and support at a level the Company believes generally exceeds industry standards. The Company believes that its focus on customer service will be a key factor in its high level of customer retention and growth in revenues. Support is available to the customer through a help desk process and eventually regional technicians.

Technological Change

        Although the Company is not aware of any pending or perspective technological change that would adversely affect its business, new development in technology could have material effect on the development or sale on some or all of the Company's services or could render its services not competitive or obsolete. There can be no assurance that the Company will be able to develop or acquire new or improved services or systems, which may be required in order to remain competitive. The Company believes however, that technological change does not present a material risk to the Company's business but enhances its business opportunities. Each technological change reveals new security issues which must be addressed by professional services and results in new products.


Intellectual Property Matters

        The Company is in the process of applying for a U.S. patent. The Company maintains strict confidentiality practices with its employees including contractual obligations by the employees. The Company has not registered any of its trademarks, trade names or service marks. The Company owns the copyright in all the software created by its employees and the copyrights which it has contractually acquired. The Company also believes that because of the rapid pace of technological change in the computer industry, copyright and other forms of intellectual property protection are of less significance within its services division. The Company's business is not dependent on a single license or group of licenses. The Company is experienced in handling confidential and sensitive client information that is intrinsic or critical to its corporate culture.

FINANCING

Bristol Asset

        The Company has entered into an Investment Agreement with Bristol Asset Management V LLC ("Bristol Asset") dated August 27, 1998 pursuant to which Bristol Asset has granted to the Company the right to require Bristol Asset to purchase up to $7,000,000 in shares of Common Stock of the Company. Bristol Asset, upon request of the Company, is required to purchase shares at a 23% discount to the lowest trade price in the prior ten (10) days. Bristol also received warrants to purchase up to 3,000,000 shares at $0.28 per share.

        The total number of shares of Common Stock underlying the Bristol Asset put options and warrants that are registered pursuant to the Form SB-2 Registration Statement equals 28,000,000.

Thomson Kernaghan

        The Company entered into a Debenture Acquisition Agreement dated September 25, 1998 with Thomson Kernaghan & Co., Ltd., an Ontario corporation ("TK"). Pursuant to this agreement, TK purchased from Jaws US up to $2,000,000 of a 10% Convertible Debenture ("Debenture") and $300,000 in a series of warrants.

        The purchase price for the Debenture shall be payable in a series of the closings. The initial closing on October 1, 1998 provided Jaws US with $200,000, less commissions and fees, to be utilized by the Company primarily for operating capital.

        Additional closings at the rate of no more than one per month and in the amount $200,000 per month are scheduled conditioned upon effectiveness of the Company's 1933 Securities Act and 1934 Securities Act Registration maintenance, minimum bid prices and daily volume requirements.

        TK shall receive a 10% commission on all payments made for the Debenture, and $100,000 principal amount of a series of warrants of Jaws US exercisable at a per share price equal to the average of the closing bid prices of the Common Stock of the Company as quoted on the NASD Electronic Bulletin Board for the three days prior to the initial funding date.

        The Company will be depositing into escrow a total of 13,428,572 shares of Common Stock, all of which shall be registered pursuant to this Form SB-2 Registration Statement with the Securities and Exchange Commission, as the Common Stock underlying the Debenture and the warrants issued to TK.

        The Debenture is all due and payable on October 31, 2001, provided that TK shall have the right, at its option beginning on the 30th day after the initial funding date to convert in $100,000 increments or multiples thereof the principal amount to shares of the Company's at a conversion price equal to the lower of 78% of the average closing bid price of the Common Stock on the principal market for the Common Stock for the three trading days immediately preceding (i) the date of notice of conversion, or (ii) the date of the Convertible Debenture (September 25, 1998). If the price of the Common Stock of the Company has substantially diminished for the three trading days prior to notice of conversion, the number of shares of Common Stock issuable upon conversion could exceed the amount registered hereunder.

        The warrants to purchase Common Stock consist of two separate warrants, one for $300,000 face amount and the other for $100,000 face amount, both issued to TK in consideration for its execution and funding under the Debenture Acquisition Agreement. The total number of shares of the Common Stock underlying the TK warrants that are registered pursuant to the Form SB-2 Registration Statement equals 1,428,572.

ENVIRONMENTAL LAWS

        The Company endeavors to follow all recycling programs and maintains its awareness of the changing environmental laws.

EMPLOYEES

        As of September 1, 1998, the Company had approximately 13 full time employees with an aggressive hiring plan over the next 12 months. None of the Company's employees are represented by any type of labor organization and the Company is not aware of any activity seeking organization. The Company considers its relationships with it employees to be satisfactory. The Company has, in its early stages, developed strong human resources practices with belief that the growth of the Company is completely reliant on its human resources and as such, pays great detail and attention to human resource factors.

INSURANCE

        The Company maintains insurance coverage that management believes is reasonable, including key man life insurance policies, business interruption insurance, asset protection and public liability insurance. The Company also maintains extensive data backup procedures to protect both client and Company data.

DESCRIPTION OF PROPERTY

        The Company maintains its offices and computer center in a facility containing approximately 3,000 square feet in Calgary, Alberta, Canada, under a lease, which expires December 15, 2000. In the past, the Company has purchased most of its equipment, and is now considering leasing all future equipment. The Company believes that its current and proposed facilities are in good condition
 .

LEGAL PROCEEDINGS

        There are no pending legal proceedings that in the opinion of management would materially affect the financial condition or results of the operation of the Company.


                                                 MANAGEMENT

DIRECTORS AND OFFICERS

        The current directors and executive officers of the Company are as follows:

        Name          Age           Position Held
        ----          ---           -------------
Robert J. Kubbernus   38            Chairman of the Board and Chief Executive Officer
Cameron B. Chell      29            Vice President and Director
Julia Johnson         34            Outside Director
Arthur Wong           30            Outside Director
Mitch Tarr            39            Vice President Marketing & Sales
Vera Gmitter          41            Vice President Operations
Tej Minhas            38            Vice President Technology
Garry Leitch          46            Vice President Channels

        Robert Kubbernus has 13 years of financial experience working with high tech firms in the Calgary area. Before joining Jaws in 1997, he raised more than $475 million in debt financing for a long-term corporate client base. Since joining Jaws as CEO and Chairman, his primary responsibilities have been to oversee the Company's security product developers, provide executive direction and develop key contacts within government, corporations, funders, clients, insurance underwriters and the investment community. From 1992 to 1997, Mr. Kubbernus held the position of President and CEO at Bankton Financial Corporation. He headed up a team of corporate financial consultants who specialize in the placement of debt instruments with institutional and private lenders. Before 1992, he was the Chief Financial Officer as well as the Chief Development Officer at Bankers Capital Group, where he developed new products and markets as well as overseeing the financial controls of the organization.

        Cameron Chell has several years of experience in developing financing solutions for high-tech organizations. As a registered broker, he has aided corporations through their initial financing and start-up phases. As Vice President of Corporate Finance for the Company, Mr. Chell is responsible for securing financing opportunities to bring Jaws products to market. Mr. Chell is also CEO and Chairman of FutureLink Distribution Corp. In 1997, in partnership with Mr. Chris McNeill, an investor relations specialist, Mr. Chell opened his own investment banking firm, Chell McNeill Inc. The firm was established to assist high-tech companies like Jaws, FutureLink and others in acquiring market and investor relations support.

        Julia L. Johnson is a nationally-recognized authority on utility regulation in the U.S. She currently serves as Chairman of the Florida Public Service Commission (the "Commission"), state Chair person of the Federal/State Joint Board on Universal Service, Vice Chairman of the Communications Committee of the National Association of Regulatory Utility Commissioners, and board member for the Markle Foundation on a project that encourages the use of new communications technologies for socially beneficial purposes. Before being appointed to the Commission, Ms. Johnson served as the Director of Legislative Affairs and senior land use attorney for the Department of Community Affairs. She was the chief lobbyist representing the agency before the

Florida Legislature on land use issues. In 1997, Ms. Johnson received the Dollars & $ense Magazine's Best and Brightest Business & Professional Men and Women award. In 1996, she received the University of Florida Association of Black Alumni's Outstanding Leadership Award. Ms. Johnson holds a Juris Doctorate with a concentration in corporate and real estate transactions from the University of Florida School of Law, as well as a Bachelor of Science in Business Administration from the University of Florida.

        Art Wong provides strategic direction to the Company in the area of channel development. In the past seven years Mr. Wong has founded one oil and gas and three technology companies, taking two of those companies public. In his current role of Fellow for Network Associates Inc. of Santa Clara, California, Mr. Wong heads up Active Security issues and spearheads the adoption of new security infrastructures for global enterprises and integrators. He also develops standards for new security infrastructures and works on its integration and adaptation internationally. In 1996, Mr. Wong founded and managed Secure Networks Inc., an organization that developed Internet security tools and offered security consulting before it was acquired by Network Associates Inc. for approximately $25 million. He is the Managing Director and Founder of H2O Entertainment Corp., a Calgary-based organization that develops products for Nintendo and its N64 game platform. Mr. Wong also founded Millennium Systems Canada Inc., a wholesale distributor of high-end computer equipment. Mr. Wong holds a Bachelor of Science in Communication from the University of Calgary.

        Mitch Tarr is Vice President of Sales and Marketing for the Company. Mr. Tarr is responsible for developing a client- directed, solutions-oriented approach to delivering top-notch security products and services. Mr. Tarr has worked in the high tech field for almost 20 years, marketing software solutions for a variety of high tech organizations across Canada. His experience includes six years with IBM Corporation where he specialized in direct sales to Canadian businesses, two years with Applied Data Research, a subsidiary of Ameritech Inc., and two years with Petroleum Information Canada. He also operated his own sales consultancy for five years. Before joining Jaws in April, 1998, Mr. Tarr delivered marketing solutions to Calgary-based AccuMap, EnerData Corp and QC Data. Mr. Tarr received his Bachelor of Economics from the University of Alberta.

        Vera Gmitter is Vice President of Operations for Jaws. Ms. Gmitter is responsible for day to day operations including financing, government regulation, policies and procedures. Ms. Gmitter has owned and operated numerous businesses in the service and retail industries. Before joining Jaws, Ms. Gmitter held the position of General Manager at Bankton Financial Corporation. Through Continuing Education, she has helped women entrepreneurs retraining to enter the workforce. She has also taught Junior Achievement, a North America-wide business program aimed at educating Elementary school aged children. Ms. Gmitter holds a Bachelor of Arts in Political Science and Economics from the Augustana University.

        Tej Minhas has professional experience with Sybase Professional Services, Dofasco, Pace and the Government of Ontario. His knowledge of software development platforms includes expertise in C, C++, COBOL, Pascal, OO, Assembly, PL1 and hardware (e.g. IBM, SUN, HP, Intel, DEC, Apple, GEAC) platforms. Mr. Minhas has provided IT consulting services to a variety of industry sectors including insurance, banking, telecommunications, oil & gas, retail and agriculture. While working with Sybase, Mr. Minhas moved from principal consultant to district manager for Canada. Mr. Minhas holds a Bachelor of Science in Computer Science from the University of Toronto.

        Garry Leitch is Vice President of Channel Development for the Company. Mr. Garry Leitch is responsible for the establishment of all direct and indirect sales channels for Jaws' suite of products and services. Mr. Leitch has held the position of President of The Sales Consultancy, a management and leadership effectiveness training company from 1983-1998. He was responsible for sales, sales support and service professionals training, specializing in the technology, telecommunications and financial services sectors. He has also held senior sales and marketing management positions with high profile technology organizations including Archives Corporation (1991-1993), Digital Equipment (1987-1990) and NBI (1982-1987). His educational background includes a Bachelor of Arts and a [Diploma in Education] from the University of Victoria, British Columbia.

ADMINISTRATIVE PROCEEDING

Cameron Chell, director and vice president of the Company, was a registered representative of a brokerage firm in Calgary, Alberta from 1994 until May 1997. The brokerage firm was under the supervision of the Alberta Stock Exchange. In a Notice of Hearing, the Alberta Stock Exchange has alleged that Cameron Chell breached the provisions of the Securities Act (Alberta), the Rules of the Alberta Stock Exchange and various industry rules. To date, no hearing has been held and no findings of fact or law have been made.

BOARD OF DIRECTORS AND COMMITTEES

        Jaws US: The Board of Directors has nominated a Compensation Committee consisting of two outside directors and one internal director. Any and all compensation plans for the executive members are reviewed on an annual basis. The executive compensation for Jaws US is pursuant to a Company Stock Option Plan.

        The Compensation Committee currently consists of Julia Johnson, Arthur Wong and Cameron Chell. The Compensation Committee establishes salaries, incentives and other forms of compensation for officers of Jaws US. The Audit Committee consists of Julia Johnson, Arthur Wong and Cameron Chell.

COMPENSATION OF BOARD OF DIRECTORS

        Directors are not remunerated in their capacities as such. Out of pocket expenses of directors related to their attendance at meetings of the Board of Directors of Jaws Canada are paid by Jaws Canada. Jaws Canada may reimburse expenses incurred by directors related to Board of Directors meetings. No other payments have been made to directors. The directors are eligible to receive stock options under the Jaws US Stock Option Plan.


EXECUTIVE COMPENSATION

        The following table sets forth information concerning compensation of the eight senior officers and directors of Jaws Canada for the fiscal period from January 1 to September 1, 1998.

=====================================================================================================
                                                                            Long Term
                                             Annual Compensation           Compensation
                                 ----------------------------------------  ------------
                                                                            SECURITIES
                                                                OTHER       UNDERLYING
                                                                ANNUAL        OPTIONS      ALL OTHER
    NAME AND                         SALARY         BONUS    COMPENSATION     GRANTED    COMPENSATION
PRINCIPAL POSITION  PERIOD ENDED       ($)           ($)         ($)            (#)          ($)
-----------------------------------------------------------------------------------------------------
Chief Executive        1998        261,000 CDN$       Nil         Nil         350,000        CDN$
Officer
Robert Kubbernus

Vice-President         1998         87,000 CDN$       Nil         Nil         250,000        CDN$
Cameron Chell

Director               1998         87,000 CDN$       Nil         Nil         200,000        CDN$
Julia Johnson

Director               1998         87,000 CDN$       Nil         Nil         200,000        CDN$
Arthur Wong

VP, Sales &            1998        100,000 CDN$       Nil         Nil         110,000        CDN$
Marketing
Mitch Tarr

VP, Operation          1998         45,000 CDN$       Nil         Nil         49,500         CDN$
Vera Gmitter

VP, Technology         1998         80,000 CDN$       Nil         Nil         88,000         CDN$
Tej Minhas
====================================================================================================

=====================================================================================================
                                                                            Long Term
                                             Annual Compensation           Compensation
                                 ----------------------------------------  ------------
                                                                            SECURITIES
                                                                OTHER       UNDERLYING
                                                                ANNUAL        OPTIONS      ALL OTHER
    NAME AND                         SALARY         BONUS    COMPENSATION     GRANTED    COMPENSATION
PRINCIPAL POSITION  PERIOD ENDED       ($)           ($)         ($)            (#)          ($)
-----------------------------------------------------------------------------------------------------
VP, Channel Sales      1998         90,000 CDN$       Nil         Nil        110,000         CDN$
Garry Leitch
=====================================================================================================

                                STOCK OPTION PLAN

        Jaws US has adopted a Stock Option Plan (the "Jaws US Stock Option Plan") for senior officers, directors and full-time employees of the Company, which does not restrict the number of options that may be granted. The number of options and the exercise price of all options is set by the board of directors of Jaws US, or a committee thereof, at the time of grant.

        The following table sets forth options to purchase Jaws US Common Shares which are outstanding under the Plan as of the date hereof:


----------------------------------------------------------------------------------------------------------------
                                                  OPTION GRANTS
----------------------------------------------------------------------------------------------------------------
     NAME OF OPTIONEE           EXERCISE PRICE        VESTING AMOUNT          VEST DATE           EXPIRE DATE
----------------------------------------------------------------------------------------------------------------
Cameron Chell                       $0.48                83,333.33            23-Jul-99            23-Jul-02
----------------------------------------------------------------------------------------------------------------
                                    $0.48                83,333.33            23-Jul-00            23-Jul-03
----------------------------------------------------------------------------------------------------------------
                                    $0.48                83,333.33            23-Jul-01            23-Jul-04
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
Raghunath Kilambi                   $0.40                33,333.33            22-Feb-99            22-Feb-02
----------------------------------------------------------------------------------------------------------------
                                    $0.40                33,333.33            22-Feb-00            22-Feb-03
----------------------------------------------------------------------------------------------------------------
                                    $0.40                33,333.33            22-Feb-01            22-Feb-04
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------

Riaz Mamdani                        $0.40                33,333.33            22-Feb-99            22-Feb-02
----------------------------------------------------------------------------------------------------------------
                                    $0.40                33,333.33            22-Feb-00            22-Feb-03
----------------------------------------------------------------------------------------------------------------
                                    $0.40                33,333.33            22-Feb-01            22-Feb-04
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
Robert Kubbernus                    $0.48               116,666.66            23-Jul-99            23-Jul-02
----------------------------------------------------------------------------------------------------------------
                                    $0.48               116,666.66            23-Jul-00            23-Jul-03
----------------------------------------------------------------------------------------------------------------
                                    $0.48               116,666.66            23-Jul-01            23-Jul-04
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
Mitch Tarr                          $0.49                36,666.66            23-Jul-99            23-Jul-02
----------------------------------------------------------------------------------------------------------------
                                    $0.49                36,666.66            23-Jul-00            23-Jul-03
----------------------------------------------------------------------------------------------------------------
                                    $0.49                36,666.66            23-Jul-01            23-Jul-04
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
Vera Gmitter                        $0.48                16,500.00            23-Jul-99            23-Jul-02
----------------------------------------------------------------------------------------------------------------
                                    $0.48                16,500.00            23-Jul-00            23-Jul-03
----------------------------------------------------------------------------------------------------------------
                                    $0.48                16,500.00            23-Jul-01            23-Jul-04
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
Tej Minhas                          $0.37                29,333.33            01-Sep-99            01-Sep-02
----------------------------------------------------------------------------------------------------------------
                                    $0.37                29,333.33            01-Sep-00            01-Sep-03
----------------------------------------------------------------------------------------------------------------
                                    $0.37                29,333.33            01-Sep-01            01-Sep-04
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
Jim Morrison                        $0.48                33,333.33            23-Jul-99            23-Jul-02
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
     NAME OF OPTIONEE           EXERCISE PRICE        VESTING AMOUNT          VEST DATE           EXPIRE DATE
----------------------------------------------------------------------------------------------------------------
                                    $0.48                33,333.33            23-Jul-00            23-Jul-03
----------------------------------------------------------------------------------------------------------------
                                    $0.48                33,333.33            23-Jul-01            23-Jul-04
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
Brandin Asuchak (Chivilo)           $0.48                12,000.00            23-Jul-99            23-Jul-02
----------------------------------------------------------------------------------------------------------------
                                    $0.48                12,000.00            23-Jul-00            23-Jul-03
----------------------------------------------------------------------------------------------------------------
                                    $0.48                12,000.00            23-Jul-01            23-Jul-04
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
Ed Macnab                           $0.48                20,000.00            23-Jul-99            23-Jul-02
----------------------------------------------------------------------------------------------------------------
                                    $0.48                20,000.00            23-Jul-00            23-Jul-03
----------------------------------------------------------------------------------------------------------------
                                    $0.48                20,000.00            23-Jul-01            23-Jul-04
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
Joey Roa                            $0.37                16,000.00            01-Sep-99            01-Sep-02
----------------------------------------------------------------------------------------------------------------
                                    $0.37                16,000.00            01-Sep-00            01-Sep-03
----------------------------------------------------------------------------------------------------------------
                                    $0.37                16,000.00            01-Sep-01            01-Sep-04
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
Garry Leitch                        $0.59                26,666.66            23-Jul-99            23-Jul-02
----------------------------------------------------------------------------------------------------------------
                                    $0.59                26,666.66            23-Jul-00            23-Jul-03
----------------------------------------------------------------------------------------------------------------
                                    $0.59                26,666.66            23-Jul-01            23-Jul-04
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
Maggie Burry                        $0.69                12,000.00            01-Aug-99            01-Aug-02
----------------------------------------------------------------------------------------------------------------
                                    $0.69                12,000.00            01-Aug-00            01-Aug-03
----------------------------------------------------------------------------------------------------------------
                                    $0.69                12,000.00            01-Aug-01            01-Aug-04
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
Suzanne White                       $0.48                 7,400.00            23-Jul-99            23-Jul-02
----------------------------------------------------------------------------------------------------------------
                                    $0.48                 7,400.00            23-Jul-00            23-Jul-03
----------------------------------------------------------------------------------------------------------------
                                    $0.48                 7,400.00            23-Jul-01            23-Jul-04
----------------------------------------------------------------------------------------------------------------


                            DESCRIPTION OF SECURITIES

JAWS US

        As of the effective date of this Registration Statement, the Company shall be authorized to issue: (a) 100,000,000 shares of Common Stock, par value of $.001 per share; and (b) 5,000,000 shares of Preferred Stock, par value $.001 per share. As of October 7, 1998, there were 19,628,572 shares of Common Stock issued and outstanding as fully paid and non-assessable and no shares of Preferred Stock issued. As of the date hereof, the Company has reserved for issuance: (a) 1,429,700 shares of Common Stock pursuant to the Stock Option Plan; and (b) 25,000,000 shares of Common Stock underlying the Bristol Asset Shares; and (c) 4,428,572 shares of Common Stock pursuant to the Warrants. There are no issued and outstanding Preferred Shares.

         The following is a general description of the material rights, privileges and restrictions and conditions attaching to each class of shares:

COMMON STOCK

         Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to the holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy". In the event of liquidation, dissolution or winding up of the company, and subject to the prior distribution rights of the holders of outstanding shares of Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive pro rata all of the remaining assets of the Company available for distribution to its stockholders. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

        The Board of Directors is authorized, subject to any limitations prescribed by the laws of the State of Nevada, with approval by the Company's stockholders, to provide for the issuance of up to 5,000,000 shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. The Board of Directors may authorize and issue Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Shares.

TRANSFER AGENT

        U.S. Stock Transfer Corporation is the transfer agent and registrar for the shares of Common Stock.


                              CERTAIN TRANSACTIONS

        The only material contracts entered into by Jaws US and/or Jaws Canada since incorporation which can reasonably be regarded as presently material to the Company are as follows:

        1. Stock Option Agreements dated various dates various employees of Jaws Canada.

        2.  Indemnity Agreement dated July 30, 1998.

        3.  Jaws US Stock Option Plan.

        4. Investment Agreement with Bristol Asset Management. See "Business - Financing".

        5. Debenture Acquisition Agreement with Thomson Kernaghan & Co. See "Business - Financing".


                            SELLING SECURITY HOLDERS

        The Selling SECURITY HOLDERS (or pledges, donees, transferees or successors in interest) may sell all or a portion of the respective Selling SECURITY HOLDERS' Securities held by them from time to time while the registration statement of which this Prospectus is a part remains effective. The aggregate proceeds to the Selling SECURITY HOLDERS from the sale of the respective Selling SECURITY HOLDERS' Securities offered by the Selling SECURITY HOLDERS hereby will be the prices at which such securities are sold, less any commissions. There is no assurance that the Selling SECURITY HOLDERS will sell any or all of the Selling SECURITY HOLDERS' Securities offered hereby.

        The Selling SECURITY HOLDERS' Securities may be sold by the Selling SECURITY HOLDERS in transactions on the NASDAQ Bulletin Board, in negotiated transactions, or by a combination of these methods, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices or through the writing of options on the Selling SECURITY HOLDERS' Securities. The Selling SECURITY HOLDERS may elect to engage a broker or dealer to effect sales in one or more of the following transactions: (a) block trades in which the broker or dealer so engaged will attempt to sell the Selling SECURITY HOLDERS' Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers and dealers engaged by the Selling SECURITY HOLDERS may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling SECURITY HOLDERS in amounts to be negotiated (and, if such broker-dealer acts as agent for the purchaser of such Selling SECURITY HOLDERS' Securities, from such purchaser). Broker-dealers may agree with the Selling SECURITY HOLDERS to sell a specified number of such Selling SECURITY HOLDERS' Securities at a stipulated price per Selling Security Holder's Security, and to the extent that such broker-dealer is unable to do so, acting as agent for the Selling SECURITY HOLDERS to purchase as principal any unsold Selling SECURITY HOLDERS' Securities at the price required to fulfill the broker-dealer commitment to the Selling SECURITY HOLDERS. Broker-dealers who acquire Selling SECURITY HOLDERS' Securities as principal may thereafter resell such Selling SECURITY HOLDERS' Securities from time to time in transactions (which may involve crosses and block transaction and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such Selling SECURITY HOLDERS' Securities commissions as described above.

         The Selling SECURITY HOLDERS and any broker-dealers or agents that participate with the Selling SECURITY HOLDERS in sales of the Selling SECURITY HOLDERS' Securities may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agent and any profit on the resale of the Selling SECURITY HOLDERS' Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

         The Company will pay all expenses incidental to this offering and sale of the Selling SECURITY HOLDERS' Securities to the public other than selling commissions and fees.

         The Selling SECURITY HOLDERS have been advised that during the time they are engaged in "distribution" (as defined under Regulation M under the Securities Exchange Act of 1934, as amended) of the securities covered by this Prospectus, they must comply with Regulation M under the Securities Exchange Act of 1934, as amended, and pursuant thereto: (i) shall not engage in any stabilization activity in connection with the Company's securities; and (ii) shall not bid for or purchase any securities of the Company or attempt to include any person to purchase any of the Company's securities other than as permitted under the Securities Exchange Act of 1934, as amended. Any Selling SECURITY HOLDERS who are "affiliated purchasers" of the Company, as defined in Regulation M, have been further advised that they and their affiliates must coordinate their sales under this Prospectus and otherwise with the Company and any other "affiliated purchasers" of the Company for purposes of Regulation M. The Selling SECURITY HOLDERS must also furnish each broker through which Selling SECURITY HOLDERS' Securities are sold copies of this Prospectus.


                                  LEGAL OPINION

         The validity of certain of the Securities offered hereby will be passed upon for Jaws US by Jeffer, Mangels, Butler & Marmaro LLP, Los Angeles, California.


                                     EXPERTS

         The Consolidated Financial Statements of Jaws US audited by Ernst & Young LLP, Independent Chartered Accountants have been included herein in reliance on their report given in their authority as experts in accounting and auditing.

         The audited Financial Statements of Jaws Canada, audited by Ernst & Young LLP, Independent Chartered Accountants have been included herein in reliance on their report given on their authority as experts in accounting and auditing.

                        CONSOLIDATED FINANCIAL STATEMENTS



                             JAWS TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)



                                  JUNE 30, 1998

                         REPORT OF INDEPENDENT AUDITORS


To the Board of Directors and Stockholders of JAWS TECHNOLOGIES, INC.

We have audited the accompanying consolidated balance sheets of JAWS TECHNOLOGIES, INC. (a development stage company) as at June 30, 1998 and December 31, 1997 and the related consolidated statements of loss, deficit, and cash flows for the six month period ended June 30, 1998, the period from the date of incorporation on January 27, 1997 to December 31, 1997 and for the cumulative period since inception. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Jaws Technologies, Inc. (a development stage company) as at June 30, 1998 and December 31, 1997 and the consolidated results of its operations and its consolidated cash flows for the six month period ended June 30, 1998 and for the period from the date of incorporation on January 27, 1997 to December 31, 1997 and for the cumulative period since inception in conformity with accounting principles generally accepted in the United States.

As discussed in Note 1 to the financial statements, the Company's recurring losses from operations and net capital deficiency raise substantial doubts about its ability to continue as a going concern. Management's plans as to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




Calgary, Canada
August 26, 1998                                            Chartered Accountants

JAWS TECHNOLOGIES, INC.
(a development stage company)

                           CONSOLIDATED BALANCE SHEETS
                        (all amounts are in U.S. dollars)



                                                       JUNE 30,     DECEMBER 31,
                                                         1998          1997
                                                          $             $
--------------------------------------------------------------------------------
ASSETS
CURRENT
Cash                                                     139,958           111
Prepaid expenses and deposits                             18,842         7,500
--------------------------------------------------------------------------------
                                                         158,800         7,611
Fixed assets [note 4]                                     76,263            --
Organization costs, net of amortization                    2,030         2,320
--------------------------------------------------------------------------------
                                                         237,093         9,931
================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT
Accounts payable and accrued liabilities                 168,783        32,976
--------------------------------------------------------------------------------

Due to stockholders [note 6]                              16,165        78,159
--------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY
Common stock [note 5]                                  1,780,084        35,650
Foreign currency translation adjustment                      848             --
Deficit accumulated during the development stage      (1,728,787)     (136,854)
--------------------------------------------------------------------------------
                                                          52,145      (101,204)
--------------------------------------------------------------------------------
                                                         237,093         9,931
================================================================================

See accompanying notes

JAWS TECHNOLOGIES, INC.
(a development stage company)

                   CONSOLIDATED STATEMENTS OF LOSS AND DEFICIT
                        (all amounts are in U.S. dollars)


For the six month period ended June 30, 1998 (with comparative figures for the period from the date of incorporation on January 27, 1997 to December 31,
   1997)



                                                                   CUMULATIVE
                                                                  AMOUNTS SINCE
                                             1998         1997      INCEPTION
                                          ----------    --------    ----------
                                              $           $            $
--------------------------------------------------------------------------------
                                                      (note 10)
REVENUE                                        1,938          --        1,938
--------------------------------------------------------------------------------

EXPENSES
Accounting and legal                          59,862      69,952      129,814
Advertising and promotion                    170,684      35,000      205,684
Wages and employee benefits                   23,124          --       23,124
Rent                                           8,787          --        8,787
Consulting                                   340,908      30,731      371,639
Depreciation and amortization                  4,912         580        5,492
Travel                                        43,377          --       43,377
Write-off of acquired software               909,003          --      909,003
  development costs
Other                                         33,214         591       33,805
--------------------------------------------------------------------------------
                                           1,593,871     136,854    1,730,725
--------------------------------------------------------------------------------
Loss before income taxes                  (1,591,933)   (136,854)  (1,728,787)
Provision for income taxes  [note 7]              --          --           --
--------------------------------------------------------------------------------
NET LOSS FOR THE PERIOD                   (1,591,933)   (136,854)  (1,728,787)
OTHER COMPREHENSIVE LOSS                                      --
Foreign currency translation adjustment          848          --          848
--------------------------------------------------------------------------------
COMPREHENSIVE LOSS                        (1,591,085)   (136,854)  (1,727,939)
================================================================================

DEFICIT, BEGINNING OF PERIOD                (136,854)         --
NET LOSS FOR THE PERIOD                   (1,591,933)   (136,854)
--------------------------------------------------------------------------------
DEFICIT, END OF PERIOD                    (1,728,787)   (136,854)
================================================================================

Net loss per common share                      (0.24)      (0.03)
Weighted average number of shares
  outstanding                              6,516,851   4,000,000
================================================================================

See accompanying notes

JAWS TECHNOLOGIES, INC.
(a development stage company)


                      CONSOLIDATED STATEMENTS OF CASH FLOWS



For the six month period ended June 30, 1998 (with comparative figures for the period from the date of incorporation on January 27, 1997 to December 31,
   1997)



                                                                   CUMULATIVE
                                                                  AMOUNTS SINCE
                                             1998         1997      INCEPTION
                                              $            $            $
--------------------------------------------------------------------------------
                                                        (note 10)
CASH FLOWS USED IN OPERATING ACTIVITIES
Net loss for the period                   (1,591,933)   (136,854)  (1,704,337)
Adjustments to reconcile net loss to net
  cash provided by operating activities
  Consulting expense not involving the
    payment of cash [note 5]                 150,000          --      150,000
  Depreciation and amortization                4,912         580        5,492
  Write-off of acquired software
    development costs                        909,003          --      884,553
Changes in non-cash working capital
  balances [note 9]                          107,814      25,476      133,290
--------------------------------------------------------------------------------
                                            (420,204)   (110,798)    (531,002)
--------------------------------------------------------------------------------

CASH FLOWS USED IN INVESTING ACTIVITIES
Purchase of fixed assets                     (77,883)         --      (77,883)
Cash acquired on acquisition of
  subsidiary                                   1,380          --        1,380
Organizational costs                              --      (2,900)      (2,900)
--------------------------------------------------------------------------------
                                             (76,503)     (2,900)     (79,403)
--------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the issuance of common
  stock, net of issue costs                  754,686      35,650      790,336
Increase in (repayment of) stockholder
  loans                                     (116,437)     78,159      (38,278)
--------------------------------------------------------------------------------
                                             638,249     113,809      752,058
--------------------------------------------------------------------------------

EFFECTS OF FOREIGN EXCHANGE ON CASH           (1,695)         --       (1,695)
--------------------------------------------------------------------------------

INCREASE IN CASH                             139,847         111      139,958
Cash, beginning of period                        111          --           --
--------------------------------------------------------------------------------
CASH, END OF PERIOD                          139,958         111      139,958
================================================================================
See accompanying notes

JAWS TECHNOLOGIES, INC.
(a development stage company)


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (all amounts in U.S. dollars)


June 30, 1998



1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

The Company was incorporated on January 27, 1997 under the laws of the State of Nevada. The Company maintains a fiscal year ending on December 31. The business purpose is developing and selling encryption software. These activities are carried out through the Company's wholly owned Canadian Subsidiary. The Company is in the development stage.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, the Company is in the development stage and, at June 30, 1998, has accumulated losses from operations amounting to $1,728,787. Management believes that additional funding will be required to finance expected operations until a market has been developed for the Company's software. Management intends to seek additional financing through future private or public offerings of stock and through the exercise of stock options. The Company's continuation as a going concern is dependent on its ability to generate sufficient cash flow, to meet its obligations on a timely basis, to obtain additional financing as may be required, and ultimately to attain successful operations. However, no assurance can be given at this time as to whether the Company will achieve any of these conditions. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern for a reasonable period of time.

On March 27, 1998, "E-Biz" Solutions, Inc. changed its name to Jaws Technologies, Inc.

2. SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The financial statements have, in management's opinion, been properly prepared in accordance with generally accepted accounting principles in the United States. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which would affect the amount of recorded assets, liabilities, revenues and expenses. Actual amounts could differ from these estimates.

JAWS TECHNOLOGIES, INC.
(a development stage company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (all amounts in U.S. dollars)

June 30, 1998


CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Jaws Technologies, Inc., an Alberta, Canada corporation, after elimination of intercompany accounts and transactions.

FINANCIAL INSTRUMENTS

The carrying values of financial instruments, including cash, accounts payable, and amounts due to or from stockholders approximate their fair values. It is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

FIXED ASSETS

Fixed assets are recorded at cost and are depreciated at the following annual rates which are designed to amortize the cost of the assets over their estimated useful lives.

        Furniture and fixtures      - 20% diminishing balance
        Computer hardware           - 33% straight line
        Computer software           - 33% straight line

SOFTWARE DEVELOPMENT

Software development costs are expensed as incurred, as technological feasibility has not yet been established.

ORGANIZATION COSTS

Organization costs are capitalized and amortized over 60 months on a straight-line basis.

ADVERTISING

Advertising costs are expensed as incurred.

JAWS TECHNOLOGIES, INC.
(a development stage company)


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (all amounts in U.S. dollars)


June 30, 1998



FOREIGN CURRENCY TRANSLATION

The functional currency of the Company's subsidiary is Canadian dollars. Accordingly, assets and liabilities of the subsidiary are translated at the year-end exchange rate and revenues and expenses are translated at average exchange rates. Gains and losses arising from the translation of the financial statements of the subsidiary are deferred in a "Foreign Currency Translation Adjustment" account in shareholders' equity.

NET LOSS PER COMMON SHARE

The net loss per common share has been calculated based on the weighted average number of common shares outstanding during the period. Outstanding stock options would not have a dilutive effect on the net loss per common share.

3. ACQUISITION

On February 10, 1998 the Company issued 1,500,000 restricted common shares as well as options to purchase 400,000 shares of its restricted common stock at $0.50 per share to the stockholders of Jaws Technologies, Inc., an Alberta, Canada corporation ("Jaws Alberta"), in exchange for all of its outstanding common stock. The options issued in connection with the acquisition have been ascribed no value. Jaws Alberta is a development stage company which at the time of acquisition was in the process of creating a new encryption software product. The acquisition has been accounted for by the purchase method.

The purchase price was determined based on estimates by management as to the replacement cost for the encryption software development which had been incurred by Jaws Alberta prior to the acquisition date. The purchase price has been allocated to the net assets acquired based on their estimated fair values as follows:


                                                                          $
--------------------------------------------------------------------------------
NET ASSETS ACQUIRED
Non-cash working capital                                                (5,087)
Software under development                                             909,003
Fixed assets                                                             2,891
Due to stockholders                                                    (54,443)
--------------------------------------------------------------------------------
Net assets acquired, excluding cash                                    852,364
Less accrued acquisition costs                                         (13,996)
Cash                                                                     1,380

JAWS TECHNOLOGIES, INC.
(a development stage company)


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (all amounts in U.S. dollars)


June 30, 1998



---------------------------------------------------------------------------------
NET ASSETS ACQUIRED FOR COMMON STOCK                                   839,748
---------------------------------------------------------------------------------

The operating results of the acquired company are included in the consolidated statement of loss and deficit from the date of acquisition.

Pro forma loss and pro forma net loss per common share for the six month period ended June 30, 1998, giving effect to the acquisition of Jaws Alberta as at January 1, 1998 are $1,599,901 and $0.25 respectively.

Pro forma loss and pro forma net loss per common share for the period from the date of incorporation on January 27, 1997 to December 31, 1997, giving effect to the acquisition of Jaws Alberta as at September 18, 1997 (being the date of inception of Jaws Alberta), are $1,038,995 and $0.19 respectively.

4. FIXED ASSETS


                                                                    DECEMBER 31,
                                           JUNE 30, 1998                1997
                                   ---------------------------------------------
                                            ACCUMULATED   NET BOOK  COST AND NET
                                    COST    DEPRECIATION    VALUE    BOOK VALUE
                                     $           $            $          $
--------------------------------------------------------------------------------
Furniture and fixtures             33,168      2,777       30,391       --
Computer hardware                  41,455      1,833       39,622       --
Computer software for internal      6,631        381        6,250       --
use
--------------------------------------------------------------------------------
                                   81,254      4,991       76,263       --
================================================================================

JAWS TECHNOLOGIES, INC.
(a development stage company)


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (all amounts in U.S. dollars)


June 30, 1998



5. SHARE CAPITAL

a) AUTHORIZED
   20,000,000 common shares at $0.001 par value
    5,000,000 preferred shares at $0.001 par value

b) COMMON STOCK ISSUED


                                                                 CAPITAL IN
                                                                 EXCESS OF
                              DATE        SHARES     PAR VALUE   PAR VALUE     TOTAL
                                                         $           $           $
---------------------------------------------------------------------------------------
BALANCE, JANUARY 27, 1997                       --        --            --          --
Issuance of common stock
  for cash                               4,000,000     4,000        56,000      60,000
Less share issue costs                          --        --       (24,350)    (24,350)
---------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997               4,000,000     4,000        31,650      35,650
Issuance of common stock    Feb. 3/98       50,000        50        24,950      25,000
Issuance of common stock
  for acquisition of
  subsidiary [note 3]       Feb. 10/98   1,500,000     1,500       838,248     839,748
Issuance of common stock
  for cash                  Feb. 18/98     600,000       600       299,400     300,000
Issuance of common stock    April 2/98     625,000       625       249,375     250,000
Issuance of common stock    April 5/98      50,000        50        19,950      20,000
Issuance of common stock    April 8/98     625,000       625       249,375     250,000
Issuance of common stock    Jan. 1/98      250,000       250       124,750     125,000
Less share issue costs                          --        --       (65,314)    (65,314)
---------------------------------------------------------------------------------------
BALANCE, JUNE 30, 1998                   7,700,000     7,700     1,772,384   1,780,084
=======================================================================================

The Company issued 300,000 restricted common shares to a consultant for services provided in relation to the establishment of the capital structure of the Company. The shares were recorded at their estimated fair value of $150,000.

JAWS TECHNOLOGIES, INC.
(a development stage company)


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (all amounts in U.S. dollars)


June 30, 1998



Of the stock options to purchase 400,000 shares of the Company's restricted common stock at $0.50 per share issued to the founder stockholders of the acquired subsidiary (see note 3), none have been exercised as at June 30, 1998. The outstanding options expire two years from February 10, 1998. Additional stock options to purchase 50,000 shares at $0.50 per share were issued during the period. None of these have been exercised at June 30, 1998. They expire February 9, 2000.

6. RELATED PARTY TRANSACTIONS

Amounts due to stockholders at June 30, 1998 consist of the following amounts, which are non-interest bearing and have no set repayment terms:

                                                       JUNE 30,    DECEMBER 31,
DUE TO                                                   1998          1997
                                                           $             $
------------------------------------------------------------------------------
Bankton Financial Corporation                           14,122            --
Cameron Chell                                            2,043            --
Other stockholders                                          --        78,159
------------------------------------------------------------------------------
                                                        16,165        78,159
==============================================================================

The amounts due to Bankton are for consulting services provided to the Company. All other amounts due to stockholders represent advances received by the Company.

7. INCOME TAXES

The Company accounts for income taxes under the liability method required by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

JAWS TECHNOLOGIES, INC.
(a development stage company)


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (all amounts in U.S. dollars)


June 30, 1998



(a) recovery of income taxes differ from the amount computed by applying corporate income tax rates to loss before income taxes. The reasons for this difference are as follows:

                                                        JUNE 30,    DECEMBER 31,
                                                          1998         1997
                                                            $            $
--------------------------------------------------------------------------------
Corporate income tax rate                                     35%         34%

Recovery of income taxes based on corporate income
  tax rate                                              (557,177)    (46,530)
Increase (decrease) in taxes resulting from:
  Accounting losses not tax effected                     695,520      46,530
  Foreign tax rate differences                          (138,343)         --
--------------------------------------------------------------------------------
Total deferred tax assets (liabilities)                       --          --
================================================================================

(b) the components of the Company's deferred tax assets and liabilities, including the valuation allowance, comprise the following:

                                                        JUNE 30,    DECEMBER 31,
                                                           1998        1997
                                                            $            $
--------------------------------------------------------------------------------

Depreciation and write-off of acquired software
  development costs in excess of capital cost           411,131           --
  allowance
Net operating loss carryforwards                        238,191           --
Start-up costs not deducted for tax purposes            119,208       46,333
Organization costs not deducted for tax purposes            299          197
--------------------------------------------------------------------------------
                                                        768,829       46,530
Valuation allowance                                    (768,829)     (46,530)
--------------------------------------------------------------------------------
Total deferred tax assets (liabilities)                      --           --
================================================================================

(c) the Company has Canadian net operating loss carryforwards of approximately $470,000 which expire in 2005 and 2006.

The foreign currency translation adjustment included in comprehensive loss for the period has not been tax effected.

JAWS TECHNOLOGIES, INC.
(a development stage company)


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (all amounts in U.S. dollars)


June 30, 1998



8. COMMITMENTS

The Company is committed to the following minimum lease payments under operating leases for premises and equipment:

                                                      $
                             -----------------------------
                             Remainder of 1998     10,423
                             1999                  20,846
                             2000                  20,846
                             2001                   2,848
                             2002                   2,558
                             2003                   1,364

9. NET CHANGE IN NON-CASH WORKING CAPITAL
   RELATED TO OPERATING ACTIVITIES

                                                        JUNE 30,    DECEMBER 31,
                                                          1998         1997
                                                            $            $
--------------------------------------------------------------------------------
Prepaid expenses and deposits                            (21,535)     (7,500)
Accounts payable and accrued liabilities                 129,349      32,976
--------------------------------------------------------------------------------
                                                         107,814      25,476
================================================================================

10. COMPARATIVE AMOUNTS

The Company was incorporated on January 27, 1997 but did not commence operations until July, 1997. Accordingly, the comparative 1997 figures provided are for the period from the commencement of operations on July, 1997 to December 31, 1997.

JAWS TECHNOLOGIES, INC.
(a development stage company)


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (all amounts in U.S. dollars)


June 30, 1998



11. SEGMENTED INFORMATION

The Company's activities are conducted in two geographic segments: Canada and the United States. All activities relate to the development and sale of encryption software.

As at December 31, 1997 and during the period from January 27, 1997 to December 31, 1997, all the Company's activities were carried out in the United States.

                                            SIX MONTH PERIOD ENDED JUNE 30, 1998
--------------------------------------------------------------------------------
                                              CANADA       U.S.        TOTAL
                                                $           $            $
--------------------------------------------------------------------------------
Revenue                                          1,938         --        1,938
Expenses                                     1,385,366    208,505    1,593,871
--------------------------------------------------------------------------------
Net loss for the period                     (1,383,428)  (208,505)  (1,591,933)
================================================================================

Assets                                         234,190      2,903      237,093
================================================================================

Capital expenditures                            77,883         --       77,883
================================================================================

Depreciation, depletion and amortization         4,622        290        4,912
================================================================================

                              FINANCIAL STATEMENTS



                              JAWS TECHNOLOGIES INC.



                              DECEMBER 31, 1997

                                AUDITORS' REPORT



To the Shareholders of
JAWS TECHNOLOGIES INC.

We have audited the balance sheet of JAWS TECHNOLOGIES INC. as at December 31, 1997 and the statements of earnings and deficit and cash flows for the period from September 18, 1997 to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1997 and the results of its operations and the changes in its financial position for the period from September 18, 1997 to December 31, 1997 in accordance with generally accepted accounting principles.




Calgary, Canada
July 9, 1998                                               Chartered Accountants

JAWS TECHNOLOGIES INC.

                                 BALANCE SHEET

As at December 31

                                                           1997
                                                           $
ASSETS
CURRENT
Cash                                                              275
Prepaid expenses and deposits                                   1,900

Capital assets [note 3]                                         2,175
                                                                2,746

Software [note 4]                                           1,200,000

                                                            1,204,921
---------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT

Accounts payable and accrued liabilities                        7,761

Due to shareholder [note 6]                                    65,300

SHAREHOLDERS' EQUITY
Share capital [note 5]                                      1,200,000

Deficit                                                       (68,140)
---------------------------------------------------------------------
                                                            1,131,860

                                                            1,204,921
---------------------------------------------------------------------

See accompanying notes

On behalf of the Board:

                            Director                         Director

JAWS TECHNOLOGIES INC.


                       STATEMENT OF EARNINGS AND DEFICIT


For the period from the date of incorporation on September 18, 1997 to December 31, 1997



                                                            1997

                                                          $
                                                          ---------
REVENUE                                                       --
-------------------------------------------------------------------

EXPENSES
Accounting and legal                                          4,000
Consulting                                                    2,750
Depreciation                                                    687
Other                                                        60,703

                                                             68,140

Loss before income taxes                                    (68,140)
Provision for income taxes                                       --
-------------------------------------------------------------------
NET LOSS FOR THE PERIOD AND DEFICIT, END OF PERIOD          (68,140)
-------------------------------------------------------------------

See accompanying notes

JAWS TECHNOLOGIES INC.


                            STATEMENT OF CASH FLOWS


For the period from the date of incorporation on September 18, 1997 to December 31, 1997


                                                        1997
CASH PROVIDED BY (USED IN)
OPERATING ACTIVITIES
Net loss for the year                             $   (68,140)
Items not requiring cash
  Depreciation                                            687
Funds from operations                                 (67,453)
Net change in non-cash working capital related
  to operating activities [note 8]                      5,861

                                                      (61,592)


INVESTING ACTIVITIES
Purchase of capital assets                             (3,433)
Purchase of software                               (1,200,000)

                                                   (1,203,433)


FINANCING ACTIVITIES
Issuance of common shares                           1,200,000
Shareholder loan                                       65,300

                                                    1,265,300


INCREASE IN CASH                                          275

Cash position, beginning of period                         --

CASH POSITION, END OF PERIOD                              275

--------------------------------------------------------------

See accompanying notes

JAWS TECHNOLOGIES INC.


                         NOTES TO FINANCIAL STATEMENTS


December 31, 1997



1. DESCRIPTION OF BUSINESS

Jaws Technologies Inc. (the "Company") was incorporated under the laws of Alberta on September 18, 1997 and is engaged in the business of developing and selling encryption software. The business comprises one segment for financial reporting purposes.

2. SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the Company have been prepared in accordance with Canadian generally accepted accounting principles. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates and approximations which have been made using careful judgment. The financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

FINANCIAL INSTRUMENTS

The carrying values of financial instruments, including cash, prepaid expenses and deposits, accounts payable and accrued liabilities and due to shareholder approximate their fair values.

CAPITAL ASSETS

Capital assets are recorded at cost and are depreciated at the following annual rates which are designed to amortize the cost of the assets over their estimated useful lives

     Furniture and fixtures        - 20% diminishing balance
SOFTWARE DEVELOPMENT

Software development costs are capitalized if it can be demonstrated that the product is technologically and commercially feasible, and future benefits from selling the product can be regarded as reasonably certain. Amortization of the capitalized development costs will commence when the software is available for general release to customers.

JAWS TECHNOLOGIES INC.

                         NOTES TO FINANCIAL STATEMENTS

December 31, 1997

3. CAPITAL ASSETS


                                            1997
                                         ACCUMULATED     NET BOOK
                               COST      DEPRECIATION      VALUE
                                $             $              $
                              -----      ------------    --------
Furniture and fixtures        3,433          687           2,746
                              -----          ---           -----

4. SOFTWARE

The Company develops encryption software. The Company expects to complete all coding and testing activities by May 10, 1998. Amortization of the software will commence when the software is available for general release to customers.

5. SHARE CAPITAL

a) AUTHORIZED

   Unlimited Class "A, B, C" common shares
   Unlimited Class "D and E" non-voting common shares
   Unlimited Class "F and G" preferred shares, voting, non-cumulative, redeemable and retractable
   Unlimited Class "H" preferred shares, non-voting, non-cumulative, redeemable and retractable


                                                          1997
                                                 -----------------------
                                                 SHARES            $
                                                 ------        ---------
b) ISSUED
   CLASS A COMMON SHARES
   Balance, beginning of period                      --               --
   Founders shares                                  835                8
   Shares issued in exchange for software           165        1,200,000
                                                  -----        ---------
   BALANCE, END OF PERIOD                         1,000        1,200,008
                                                  -----        ---------

On October 20, 1997 the Company purchased from Jaws Software Ltd. encryption software and technology in consideration of the issuance of 165 Class A common shares of the Company valued at $1,200,000.

JAWS TECHNOLOGIES INC.


                         NOTES TO FINANCIAL STATEMENTS

December 31, 1997



6.   RELATED PARTY TRANSACTIONS

At December 31, 1997 the Company had amounts due to a shareholder of $65,300. The amounts do not carry interest and have no set repayment terms.


7.   COMMITMENTS

The Company is committed to the following minimum lease payments under an operating lease for premises:

                                   $
                                 ------
                  1998           14,328
                  1999           14,328
                  2000           14,328


8.   NET CHANGE IN NON-CASH WORKING CAPITAL

     BALANCES RELATED TO OPERATING ACTIVITIES

                                                           1997

                                                         $
Prepaid expenses and deposits                             (1,900)
Accounts payable and accrued liabilities                   7,761
                                                         -------
                                                           5,861
                                                         -------


9.   SUBSEQUENT EVENTS

On February 10, 1998 "E-Biz" Solutions, Inc. issued common shares to the shareholders of the Company in exchange for 100% of the outstanding common shares of the Company.

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

JAWS US

Indemnification of Directors and Officers

The registrant has the power to indemnify its directors and officers against liability for certain acts pursuant to the laws of Nevada, being the Registrant's state of incorporation. In addition, under the Articles of Incorporation of the Registrant, no director, officer or agent is personally liable to the corporation or its stockholders for monetary damages arising out of a breach of such person's fiduciary duty to the Registrant, unless such breach involves intentional misconduct, fraud or a knowing violation of law.

Liability of Directors and Officers. No director or officer shall be personally liable to the corporation or stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer. Notwithstanding the foregoing sentence, the director or officer shall be liable to the extent provided by the applicable laws for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law.

The provisions hereof shall not apply to or have any effect on the liability or alleged liability of any officer or director of the corporation for or with respect to any acts or omissions of such person occurring prior to this amendment. Jaws US' Articles state that it may, in its sole discretion indemnify and advance expenses to any person who incurs liability or expense by reason of such person acting as a director, officer, employee or agent of Jaws US, to the fullest extent allowed by the Nevada General Corporation Law.

Section 78.7502 of the Nevada General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

The articles of incorporation of Jaws US provide that Jaws US will exercise, to the extent permitted by law, its power of indemnification, and that the foregoing right of indemnification shall not be exclusive of other rights to which a person shall be entitled as a matter of law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

JAWS CANADA

Jaws Canada's Articles state that it may, in its sole discretion indemnify and advance expenses to any person who incurs liability or expense by reason of such person acting as a director, officer, employee or agent of the Corporation, to the fullest extent allowed by the Business Corporations Act (Alberta).

The Business Corporations Act (Alberta) provides that a corporation may indemnify its current and former officers and directors against reasonable expenses which, in each case, were incurred in connection with actions, suits, or proceedings in which such persons are parties by reason of the fact that they are or were an officer or director of the corporation, if: (i) they acted honestly and in good faith; (ii) in the case of a criminal or administrative proceeding, they had no reasonable cause to believe the conduct was unlawful. Unless limited by its articles of incorporation, a corporation shall be required to indemnify an officer or who was wholly successful in defense of a proceeding, against reasonable attorneys' fees.


ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following tables sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions and non-accountable expense allowance. All of the amounts shown are estimates, except the Securities and Exchange Commission registration.

SECURITIES AND EXCHANGE COMMISSION REGISTRATION FEE.............. $ 3,810.17
ACCOUNTING FEES AND EXPENSES..................................... $10,000.00
PRINTING AND ENGRAVING EXPENSES.................................. $ 5,000.00
TRANSFER AGENT AND REGISTRAR (FEES AND EXPENSES)................. $ 2,000.00
BLUE SKY FEES AND EXPENSES (INCLUDING COUNSEL FEES).............. $ 2,000.00
OTHER LEGAL FEES AND LEGAL EXPENSES.............................. $20,000.00
MISCELLANEOUS EXPENSES........................................... $ 7,189.83
                                                                  ----------

TOTAL............................................................ $50,000.00
                                                                  ==========


ITEM 26.  RECENT SALE OF UNREGISTERED SECURITIES.

The following securities have been sold by Jaws US since the Company's incorporation in 1997.

      1. Offering Memorandum dated February 14, 1997 with a Sticker Update dated April 1,1997 pursuant to which the Company sold 4,000,000 shares of Common Stock at $.015 per share for an aggregate investment of $60,000. The Offering was made pursuant to an exemption provided by Rule 504 of Regulation D promulgated under the Securities Act of 1933, as amended (the "Act"). The sale of shares was to 14 investors in the state of Nevada and 27 additional investors, all of which purchases took place outside the United States.

      2. Offering Memorandum dated November 7, 1997 pursuant to which the Company sold 250,000 shares of Common Stock at $1.75 per share for an aggregate investment of $437,500. The Offering was made pursuant to an exemption provided by Rule 504 of Regulation D promulgated under the Securities Act of 1933, as amended.

      3. Share Exchange Agreement between the Company and shareholders of Jaws Canada dated February 10, 1998 pursuant to which Jaws US issued 1,500,000 shares of Common Stock and options to purchase 400,000 shares of Common Stock at $0.50 per share to the shareholders of Jaws Canada in exchange for all of the issued and outstanding shares of Jaws Canada.

      4. Offering Memorandum dated February 18, 1998 (the "February O.M.") pursuant to which the Company sold 600,000 shares of Common Stock at $0.50 per share for an aggregate investment of $300,000. The Offering was made pursuant to an exemption provided by Rule 504 of Regulation D promulgated under the Act. The sale of shares was to 26 investors.

      5. Sale pursuant to the February O.M. of 1,250,000 shares of Common Stock of the Company at $0.40 per share for an aggregate investment of $500,000 to Bristol Asset Management, LLC.

      6. Sale pursuant to the February O.M. of 450,000 shares of Common Stock of the Company at $0.40 per share for an aggregate investment of $180,000 to two investors (225,000 shares each) Hampton Park Ltd. and Linear Strategies Ltd.

ITEM 27.  EXHIBITS.

      (a) Exhibits

The following exhibits pursuant to Rule 601 of Regulation SB are included herein.

      3.1.1   Articles of Incorporation of "E-Biz" Solutions, Inc. (now Jaws
              US), a Nevada Corporation as amended on March 11, 1998.

      3.1.2   Articles of Incorporation of Jaws Canada dated September 17, 1997.

      3.2.1   Bylaws of E-Biz Solutions Inc. (now Jaws US) dated January 27,
              1997.

      3.2.2 Bylaws No. 1 of Jaws Canada dated October 20, 1997 and Bylaw No. 2 of Jaws Canada dated October 20, 1997.

      4.1.1.  Debenture Acquisition Agreement by and between Jaws US and
              Thomson Kernaghan & Co. Ltd. dated September 25, 1998.

      4.1.2   Investment Agreement by and between Jaws US and Bristol Asset
              Management V, LLC dated August 27, 1998.

      5.1.1 Jeffer, Mangels, Butler & Marmaro LLP legal opinion (to be filed by amendment).

      10.1.1  Lease Agreement by and between Jaws US and The Manufacturer of
              Life Insurance Company dated December 15, 1997.

      10.1.2  Director's Agreement between Jaws US and Arthur Wong dated July
              1998.

      10.1.3  Director's Agreement between Jaws US and Julia Johnson dated July
              30, 1998.

      10.1.4  Incentive and Non-Qualified Stock Option Plan for Jaws US.

      21      Subsidiaries of Issuer include: Jaws Canada.

      23.1    Consent of Jeffer, Mangels, Butler & Marmaro LLP

      23.2    Consent of Ernst & Young.

Item 28.  Undertakings.

      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                        (i) To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

                        (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum Offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this Chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate Offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                        (iii) To include any material information with respect
                              to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the Offering.

Insofar as indemnification for liabilities arising from the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


      SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta on the 12th day of October, 1998.


      JAWS TECHNOLOGIES INC.

      By: /s/ ROBERT KUBBERNUS
          -----------------------------------------
          Robert Kubbernus, Chief Executive Officer

                                POWER OF ATTORNEY

      Each person whose signature appears below constitutes and appoints Robert Kubbernus or Cameron Chell, or either of them, his true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, any Amendments thereto and any Registration Statement for the same Offering which is effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.


   Signature                             Capacity                         Date
   ---------                             --------                         ----
/s/ ROBERT KUBBERNUS          CEO and Director                    October 12, 1998
-------------------------
Robert Kubbernus

/s/ CAMERON CHELL             Director/Vice President Finance     October 12, 1998
--------------------------
Cameron Chell

/s/ JULIA JOHNSON             Director                            October 12, 1998
-------------------------
Julia Johnson

/s/ ARTHUR WONG               Director                            October 12, 1998
-------------------------
Arthur Wong